Exhibit 2.1

TRANSACTION AGREEMENT

dated as of

December 3, 2002

among

SYNGENTA PARTICIPATIONS AG,

TORREY MESA RESEARCH INSTITUTE

and

DIVERSA CORPORATION

i

Section 13.06. Jurisdiction	50
Section 13.07. WAIVER OF JURY TRIAL	50
Section 13.08. Counterparts; Third Party Beneficiaries	50
Section 13.09. Entire Agreement	50
Section 13.10. Bulk Sales Laws	51
Section 13.11. Captions	51
Section 13.12. Interpretation	51

EXHIBIT A Form of Warrant
EXHIBIT B Assignment and Assumption Agreement

TRANSACTION AGREEMENT

AGREEMENT dated as of December 3, 2002 among Syngenta Participations AG, a corporation organized under the laws of Switzerland (“SPARTAG”), Torrey Mesa Research Institute, a Delaware corporation (“TMRI”, and together with SPARTAG, the “Syngenta Parties”) and Diversa Corporation, a Delaware corporation (“Diversa”),

W I T N E S S E T H :

WHEREAS, Diversa has a business based on gene diversity, gene enhancement, and chemical, industrial, agricultural and pharmaceutical applications;

WHEREAS, the Syngenta Parties conduct through TMRI certain research activities using a significant whole organism, systems biology based research capability incorporating gene sequencing and analysis, proteomics, metabolomics, RNA dynamics and bioinformatics software;

WHEREAS, the Syngenta Parties own or have licenses to all of the intellectual property rights used to conduct the Research Activities;

WHEREAS, (i) Diversa desires to acquire from the Syngenta Parties licenses to certain intellectual property rights used to conduct the Research Activities, and the Syngenta Parties desire to grant such licenses to Diversa, (ii) Diversa desires to purchase certain assets used to conduct the Research Activities from the Syngenta Parties, and assume certain liabilities related to the Research Activities or the Purchased Assets from the Syngenta Parties, and the Syngenta Parties desire to sell such assets and transfer such liabilities to Diversa, and (iii) the parties desire to enter into certain other arrangements to further develop applications for genetic technologies, in each case upon the terms and subject to the conditions hereinafter set forth and in the other Transaction Documents (as defined herein);

WHEREAS, as a condition and inducement to the Syngenta Parties’ willingness to enter into this Agreement, Diversa has requested that the Designated Diversa Stockholders (as defined herein) enter into (and such stockholders have entered into), as of the date hereof, a Stockholders Agreement with the Syngenta Parties pursuant to which, among other things, such stockholders have agreed to vote all shares of Diversa Common Stock held by them in favor of the issuance of the Shares, the Warrant and the Warrant Shares (each as defined herein) as contemplated by this Agreement;

The parties hereto agree as follows:

ARTICLE 1
DEFINITIONS
Section 1.01. Definitions.

(a)  The following terms, as used herein, have the following meanings:

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such other Person.

“Board of Directors” means the board of directors of Diversa.

“Business Day” means any day except a Saturday, Sunday or other day on which commercial banks in the City of New York are authorized by law to close.

“Closing Date” means the date of the Closing.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collaboration Agreement” means that certain Collaboration Agreement dated as of the date hereof between Diversa and SPARTAG.

“Copyright” means any registered or unregistered copyright in both published and unpublished works, any rights in mask work and any application for any of the foregoing.

“Damages” means any damage, loss, liability, cost, settlement, judgment, award, fine, penalty or expense (including reasonable expenses of investigation and reasonable attorneys’ fees and expenses in connection with any Proceeding, whether involving a third party claim or a claim solely between Diversa and the Syngenta Parties).

“Delaware Law” means the General Corporation Law of the State of Delaware.

“Designated Diversa Stockholders” means (i) HealthCare Ventures III, L.P., HealthCare Ventures IV, L.P., HealthCare Ventures V, L.P. and HealthCare Ventures VI, L.P., (ii) Rho Management Trust II and Rho Management Partners L.P. and (iii) Jay M. Short, Ph.D., Melvin I. Simon, Ph.D., Donald D. Johnston, Wayne T. Hockmeyer, Ph.D., Peter Johnson, William H. Baum, Karin Eastham, R. Patrick Simms and Carolyn A. Erickson.

“Diversa Balance Sheet” means the consolidated balance sheet of Diversa as of June 30, 2002 and the footnotes, if any, therein set forth in the Diversa 10-Q.

“Diversa Balance Sheet Date” means December 31, 2001.

“Diversa Common Stock” means the common stock, par value $0.001 per share, of Diversa.

“Diversa 10-Q” means Diversa’s quarterly report on Form 10-Q for the quarter ended June 30, 2002.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended and the rules and regulations promulgated thereunder.

“Governmental Authorization” means any permit, license, approval or other authorization issued or granted by or under the authority of any Governmental Body.

“Governmental Body” means any federal, state, local or foreign governmental, quasi-governmental or regulatory body, agency or authority (including any court or tribunal).

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Intellectual Property Licenses” means the licenses to certain TMRI Intellectual Property Rights granted pursuant to the Intellectual Property License Agreement.

“Intellectual Property License Agreement” means that certain Intellectual Property License Agreement dated as of the date hereof between Diversa and SPARTAG.

“Intellectual Property Right” means any Trademark, service mark, trade name, mask work, invention, Patent, trade secret, Copyright, know-how (including any registrations or applications for registration of any of the foregoing), invention, design, process or any other similar type of proprietary intellectual property right.

“Knowledge of Diversa,” “Diversa’s Knowledge” or any other similar knowledge qualification in this Agreement means to the actual knowledge of Jay M. Short, Ph.D., William H. Baum, Karin Eastham, Martin Sabarsky and Carolyn A. Erickson after reasonable inquiry of those responsible for the area in question.

“Knowledge of Syngenta,” “Syngenta’s Knowledge” or any other similar knowledge qualification in this Agreement means to the actual knowledge of Adrian C. Dubock, Elizabeth K. Quarles, David Lawrence, Marian T. Flattery, William E. Dickheiser, Dorothy Pierce and Robert Powderly after reasonable inquiry of those responsible for the area in question.

“Liability” means any debt, obligation, duty or liability of any nature (including any unknown, undisclosed, unmatured, unaccrued, unasserted, contingent, indirect, conditional, joint or several liability).

“Lien” means any mortgage, lien, pledge, charge, security interest, hypothecation or similar encumbrance (including any restriction on the transfer of any asset).

“Material Adverse Effect” means, (i) with respect to the obligations of the Syngenta Parties hereunder or the conditions to Closing in Section 10.02, a material adverse effect on the financial condition, activities, assets or results of operations of (A) the Purchased Assets and the Research Activities taken as a whole (for purposes of Section 10.02) or (B) for purposes of determining any indemnity obligation of the Syngenta Parties under Article 11, the Purchased Assets or the Research Activities (clause (i)(A) or (i)(B), as applicable, subject to the exceptions and provisos below in this definition, being referred to as a “TMRI Material Adverse Effect”), and (ii) with respect to Diversa, a material adverse effect on the financial condition, business, assets or results of operations of Diversa and its Subsidiaries, taken as a whole (clause (ii), subject to the exceptions and provisos below in this definition, being referred to as a “Diversa Material Adverse Effect”), except, in each case, any such effect resulting from or arising in connection with this Agreement or the transactions contemplated hereby or the announcement hereof, and provided that none of the following will be deemed in and of themselves, either alone or in combination, to constitute a Material Adverse Effect (A) any change in the market price or trading volume of Diversa’s common stock after the date hereof or any change in the stock market generally, (B) any failure by Diversa or the Syngenta Parties to meet internal projections or forecasts or published revenue or earnings predictions, (C) any adverse changes, state of facts or developments attributable to (i) conditions affecting the industries in which the Syngenta Parties or Diversa (as applicable) operates or conducts business generally, (ii) changes in the U.S. economy as a whole, (iii) change in accounting requirements or principles or any change in applicable law, statute, regulation or rule or (iv) political conditions generally or terrorist activities or conditions of war.

“Nasdaq” means the Nasdaq Stock Market, Inc.

“Nasdaq Rule” means any rule or other requirement of, or any criteria for listing or continued trading through, Nasdaq.

“Novartis Stock Purchase Agreement” means the Stock Purchase Agreement dated as of January 25, 1999 by and between Diversa and Novartis Agribusiness Biotechnology Research, Inc.

“1933 Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“1934 Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Order” means any order, judgment, injunction, edict, ruling or similar decree of any Governmental Body.

“Patent” means any United States or foreign patent or patent application (including, without limitation, any reissue, extension, substitution, confirmation, registration, revalidation, addition, continuation, continuation-in-part and division thereof) and any invention or discovery claimed or disclosed therein.

“Permitted Liens” means (i) Liens arising under the lease agreements disclosed on Schedule 2.01, (ii) Liens for taxes, assessments and similar charges (A) that are not yet due and payable or (B) that are being contested in good faith (and, in the case of (B), which have been disclosed to the other party hereto) or (iii) mechanic’s, materialman’s, carrier’s, repairer’s and other similar Liens arising or incurred in the ordinary course of business or that are not yet due and payable.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Plant Health Technology” has the meaning set forth in the Intellectual Property License Agreement.

“Platform Technology” has the meaning set forth in the Collaboration Agreement.

“Pre-Closing Tax Period” means (i) any Tax Period ending on or before the Closing Date and (ii) with respect to a Tax Period that commences before but ends after the Closing Date, the portion of such Tax Period up to and including the Closing Date.

“Proceeding” means any action, suit, litigation, arbitration, investigation or similar proceeding (whether civil, criminal, administrative, investigative or appellate) commenced, brought, conducted or heard by or before any Governmental Body.

“Registration Rights Agreement” means that Registration Rights Agreement dated as of the date hereof among Diversa, the Syngenta Parties and Syngenta Seeds AG.

“Representatives” means officers, directors, employees, agents, attorneys, accountants, advisors and other representatives.

“Research Activities” means the conduct and activities conducted by the Syngenta Parties at TMRI as of the date of this Agreement, that primarily involve (i) the Platform Technology or (ii) the Plant Health Technology (but only to the extent licensed under Section 2.2 of the Intellectual Property License Agreement).

“Rights Plan” means the Rights Agreement between Diversa and American Stock Transfer and Trust Company, as Rights Agent, dated as of December 13, 2000, as amended as contemplated in Section 4.05.

“SEC” means the Securities and Exchange Commission.

“Subsidiary” means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at any time directly or indirectly owned by such Person.

“Tax” means (i) any tax, governmental fee or other like assessment or charge of any kind whatsoever (including, but not limited to, withholding on amounts paid to or by any Person), together with any interest, penalty, addition to tax or additional amount imposed by any governmental authority (a “Taxing Authority”) responsible for the imposition of any such tax (domestic or foreign), or (ii) liability for the payment of any amounts of the type described in (i) as a result of being party to any agreement or any express or implied obligation to indemnify any other Person.

“Tax Return” means any report, return, document, declaration or other information or filing required to be supplied to any Taxing Authority with respect to Taxes, including information returns, any documents with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information.

“TMRI Intellectual Property Rights” means all Intellectual Property Rights owned by or licensed to any of the Syngenta Parties, with the right to sublicense, and used or held for use primarily in the conduct of the Research Activities.

“Trademark” means all assumed fictitious business names, tradenames, registered and unregistered trademarks (whether or not related to a published work), registered or unregistered service marks and applications for any of the foregoing.

“Transaction Documents” means each of this Agreement, the Collaboration Agreement, the Intellectual Property License Agreement, the Registration Rights Agreement, the Assignment and Assumption Agreement, and the Warrant.

“Warrant Shares” means the shares of Diversa Common Stock issued or issuable upon exercise of the Warrant.

(b)    Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Accounting Referee	2.06
Allocation Statement	2.06
Apportioned Obligations	8.01
Appraiser	2.06
Assignment and Assumption Agreement	2.07
Assumed Liabilities	2.03
Basic Allocation	2.06
Closing	2.07
Contracts	2.01
Diversa	Preamble
Diversa Proxy Materials	4.09
Diversa SEC Documents	4.08
Diversa Stockholders Meeting	6.02
Estimated Transfer Agent’s Certificate	2.07
Excluded Assets	2.02
Excluded Liabilities	2.04
Indemnified Party	11.03
Indemnifying Party	11.03
Post-Closing Tax Period	8.01
Purchased Assets	2.01
Purchase Price	2.06
Required Consents	3.05
Shares	2.06
SPARTAG	Preamble
Syngenta Parties	Preamble
Syngenta Trademarks and Tradenames	2.02
TMRI	Preamble
TMRI Employees	3.11
Transfer Taxes	8.01
Transferred Assets	2.06
Transferred Employee	9.01
Warrant	2.06

ARTICLE 2
PURCHASE AND SALE

Section 2.01.  Purchase and Sale.  Upon the terms and subject to the conditions of this Agreement, (i) Diversa agrees to acquire from the Syngenta Parties, and the Syngenta Parties agree to grant to Diversa, the Intellectual Property Licenses, and (ii) Diversa agrees to purchase from the Syngenta Parties, and the Syngenta Parties agree to sell, convey, transfer, assign and deliver (on a “where is” basis) to Diversa at the Closing, free and clear of all Liens, other than Permitted Liens, good and valid title to only the following assets and properties owned, held or used by the Syngenta Parties in the conduct of the Research

Activities (such assets and properties in clauses (a) through (d) below, referred to collectively herein as the “Purchased Assets”):

(a)    the equipment, laboratory supplies, furniture and other personal property and interests therein listed on Schedule 2.01 (other than those supplies listed in Schedule 2.01 that are consumed in the ordinary course between the date hereof and the Closing Date);

(b)    each of the contracts, agreements, leases, licenses, commitments and other instruments listed on Schedule 2.01 (collectively, the “Contracts”);

(c)    all claims and causes of action of the Syngenta Parties against other Persons (regardless of whether or not such claims or causes of action have been asserted by the Syngenta Parties) pertaining to the Purchased Assets identified under clauses (a) and (b) above, but only to the extent not relating to any Excluded Assets or Excluded Liabilities; and

(d)    all books, records, files and papers, instructions and all other such documents, whether in hard copy or computer format, that relate solely to the Purchased Assets identified under clauses (a) through (b) above (or any portion thereof that relates solely to title, ownership or maintenance of any such Purchased Asset), but excluding those relating to any data, software or other Intellectual Property Rights.

Notwithstanding the foregoing, where the assets of a wholly owned Affiliate of TMRI consist exclusively of assets described in Schedules 2.01 or the attachments thereto, at the election of the Syngenta Parties, all of the interests in such Affiliate will be treated as Purchased Assets and the assets of such Affiliate will not be treated as Purchased Assets; provided that (i) such Affiliate is newly formed and has no Liabilities other than Assumed Liabilities (any such Liabilities other than Assumed Liabilities to be Excluded Liabilities) and (ii) there is no cost or further obligation to Diversa from such election.

Section 2.02.  Excluded Assets.  Diversa expressly understands and agrees that it is acquiring only the Purchased Assets and the Intellectual Property Licenses, and that all other assets and properties of the Syngenta Parties and their Affiliates shall be excluded from the Purchased Assets and retained by the Syngenta Parties and their Affiliates (the “Excluded Assets”), including as Excluded Assets the following assets and properties of the Syngenta Parties or their Affiliates:

(a)    all of the Syngenta Parties’ and their Affiliates’ cash and cash equivalents on hand and in banks;

(b)    subject to Section 2.01(c), insurance policies relating to the Research Activities and all claims, credits, causes of action or rights thereunder;

(c)    all Intellectual Property Rights owned by or licensed to the Syngenta Parties or their Affiliates (including the marks and names set forth on Schedule 2.02 (the “Syngenta Trademarks and Tradenames”), but subject to the licenses granted to Diversa under the Intellectual Property License Agreement or the Collaboration Agreement;

(d)    subject to Section 2.01(d), all books, records, files and papers, scientific and research materials, research and project plans, studies, lab notebooks, instructions, software and all other such materials, whether in hard copy or computer format, and all minute books and corporate records of the Syngenta Parties and their Affiliates; and

(e)    the property and assets described on Schedule 2.02.

Section 2.03.  Assumed Liabilities.  Upon the terms and subject to the conditions of this Agreement, Diversa agrees, effective at the time of the Closing, to assume all of the following Liabilities of the Syngenta Parties and their Affiliates relating to or arising out of the Purchased Assets or the conduct of the Research Activities, except for the Excluded Liabilities (the “Assumed Liabilities”):

(a)    all Liabilities arising under the Contracts, but only to the extent such obligations arise after the Closing Date;

(b)    Apportioned Obligations payable by Diversa as provided in Article 8; and

(c)    except as provided in Article 9, all Liabilities relating to employee benefits or compensation arrangements (i) arising on or after the Closing Date with respect to any Transferred Employee and (ii) that relate to Diversa’s employment of such Transferred Employees.

Section 2.04.  Excluded Liabilities.  Notwithstanding any provision in this Agreement or any other writing to the contrary (but without limiting its indemnification obligations under Article 11), Diversa is assuming only the Assumed Liabilities and is not assuming any other Liability of the Syngenta Parties or their Affiliates, whether presently in existence or arising hereafter. All such other Liabilities shall be retained by and remain Liabilities of the Syngenta Parties and their Affiliates (all such Liabilities not being assumed being herein referred to as the “Excluded Liabilities”).

Section 2.05.  Assignment of Contracts and Rights.  (a) Anything in this Agreement to the contrary notwithstanding, with respect to any Contract, Diversa may elect not to have any or all of such Contracts be included in the Purchased Assets by written notice of such election delivered to the Syngenta Parties within 30 days of the date hereof; provided that (i) if Diversa elects not to have any lease identified under Section 2.01(b) included in the Purchased Assets, then the related equipment or other property subject to such lease shall also be excluded from the Purchased Assets and (ii) as of the date hereof, (A) any such Contract with respect to which Diversa exercises such election (and any related equipment or other property in the case of a lease) shall be deemed to (1) have been removed from Schedule 2.01 (and any other Schedule on which such Contract (or any related equipment or other property) is disclosed) and (2) cease to be a Contract for all purposes hereunder (and all Liabilities arising under such Contract shall be Excluded Liabilities) and (B) the amount of the net book value of the Purchased Assets identified in Section 2.01(a) shall be deemed to have been reduced accordingly.

(b)    Anything in this Agreement to the contrary notwithstanding, this Agreement shall not constitute an agreement to assign any Contract or any claim or right or any benefit arising thereunder or resulting therefrom if such assignment, without the consent of a third party thereto, would constitute a breach or other contravention of such Contract or in any way adversely affect the rights of Diversa thereunder. The parties hereto will use their reasonable efforts to obtain the consent of the other parties to any such Contract or any claim or right or any benefit arising thereunder for the assignment thereof to Diversa as Diversa may request, without any material conditions to such transfer or material changes or modifications of terms thereunder, in a manner to permit the Research Activities to be conducted by Diversa following the Closing as such activities are conducted by the Syngenta Parties as of the date of this Agreement. If such consent is not obtained, or if an attempted assignment thereof would be ineffective or would adversely affect the rights of Diversa thereunder so that Diversa would not in fact receive all such rights, the Syngenta Parties shall have no further obligation to Diversa with respect to such Contracts. The foregoing shall not require any payment of money by Diversa or the Syngenta Parties to obtain any such consent. The Syngenta Parties will promptly pay to Diversa, when received, all monies received by any Syngenta Party under any Contract or any claim or right or any benefit arising thereunder, except to the extent the same represents an Excluded Asset.

Section 2.06.  Purchase Price; Allocation of Purchase Price.  (a) The purchase price (the “Purchase Price”) payable by Diversa for the Purchased Assets, the Syngenta Parties’ payment to Diversa of $500,000 in cash and the Syngenta Parties’ entry into the Transaction Documents to which any of them is a party (collectively, the “Transferred Assets”) is (subject to adjustment pursuant to Section 2.06(b)):

(i)    that number of shares (the “Shares”) of Diversa Common Stock equal to 14%1 of the outstanding shares of Diversa Common Stock as of the close of business (in New York City) on the Closing Date, pro forma for the issuance to the Syngenta Parties of the Shares and the Warrant (assuming full exercise of the Warrant);

(ii)   a warrant, in the form attached hereto as Exhibit A (the “Warrant”), to acquire that number of shares of Diversa Common Stock equal to 3%2 of the outstanding shares of Diversa Common Stock as of the close of business on the Closing Date, pro forma for the issuance to the Syngenta Parties of the Shares and the Warrant (assuming full exercise of the Warrant);

(iii)  assumption of the Assumed Liabilities; and

(iv)  Diversa’s entry into the Transaction Documents to which it is a party.

(b)    If, during the period between the date of this Agreement and the Closing, there shall be any reclassification, restructuring, business combination, spin-off, recapitalization, stock split or combination, exchange or readjustment of shares, stock dividend thereon with a record date during such period or other similar transaction involving Diversa, its Subsidiaries, its assets or Diversa Common Stock, then an appropriate adjustment, as applicable, shall be made to each of the number of Warrant Shares, exercise price of the Warrant, and, if applicable, amount and/or type of consideration contemplated in Section 2.06(a)(i) and Section 2.06(a)(ii).

(c)    Not later than 35 days after the date of this Agreement, the Syngenta Parties shall deliver to Diversa a statement (the “Basic Allocation”), allocating the Purchase Price (plus Assumed Liabilities, to the extent properly taken into account under Section 1060 of the Code) between SPARTAG and TMRI, based on the relative value of Transferred Assets transferred to Diversa by such Syngenta Party. If within 5 days after the delivery of the Basic Allocation Diversa notifies the Syngenta Parties in writing that Diversa objects to the allocation set forth in the Basic Allocation, Diversa and the Syngenta Parties shall use commercially reasonable efforts to resolve such dispute within 10 days. In the event that Diversa and the Syngenta Parties are unable to resolve such dispute within 10 days, Diversa and the Syngenta Parties shall jointly retain a nationally recognized accounting firm (the “Accounting Referee”) to resolve the dispute

1    This number will be equal to 16.8674% of the shares of Diversa Common Stock outstanding as of the close of business (in New York City) on the Closing Date.

2    This number will be equal to 3.6144% of the shares of Diversa Common Stock outstanding as of the close of business (in New York City) on the Closing Date.

within 15 days. Upon resolution of the dispute, the Basic Allocation shall be adjusted to reflect such resolution. The costs, fees and expenses of the Accounting Referee shall be borne equally by Diversa and the Syngenta Parties.

(d)    Not later than 25 days prior to the Closing, Diversa shall deliver to the Syngenta Parties a statement (the “Allocation Statement”), allocating the Purchase Price (plus Assumed Liabilities, to the extent properly taken into account under Section 1060 of the Code) among the Transferred Assets in accordance with Section 1060 of the Code, subject to the Basic Allocation and based on an appraisal carried out by a third party appraiser selected by Diversa with the consent of the Syngenta Parties, which shall not be unreasonably withheld (the “Appraiser”). The Syngenta Parties will provide the Appraiser with such access to information as needed to prepare the appraisal, but not in excess of Diversa’s access to information as set forth in Section 7.02. The Allocation Statement to be delivered by Diversa shall be accompanied by a supporting study prepared by the Appraiser. The costs, fees and expenses of the preparation of the Allocation Statement by the Appraiser shall be borne solely by Diversa. If within 5 days after the delivery of the Allocation Statement the Syngenta Parties notify Diversa in writing that the Syngenta Parties object to the allocation set forth in the Allocation Statement, Diversa and the Syngenta Parties shall use commercially reasonable efforts to resolve such dispute within 5 days. In the event that Diversa and the Syngenta Parties are unable to resolve such dispute within 5 days, Diversa and the Syngenta Parties shall jointly retain the Accounting Referee to resolve the dispute within 10 days. Upon resolution of the dispute, the Allocation Statement shall be adjusted to reflect such resolution. The costs, fees and expenses of the Accounting Referee shall be borne equally by Diversa and the Syngenta Parties.

(e)    The parties hereto agree to (i) be bound by the Allocation Statement and (ii) act in accordance with the Allocation Statement in the preparation, filing and audit of any Tax return (including filing Form 8594 with their federal income Tax returns for the taxable year that includes the date of the Closing).

(f)    Not later than 30 days prior to the filing of their respective Forms 8594 relating to this transaction, each party hereto shall deliver to the other party a copy of its Form 8594.

Section 2.07.  Closing.  The closing (the “Closing”) of the purchase and sale of the Purchased Assets and the assumption of the Assumed Liabilities hereunder shall take place at the offices of Davis Polk & Wardwell, 450 Lexington Avenue, New York, New York, as soon as possible, but in no event later than five Business Days, after satisfaction of the conditions set forth in Article 10, or at such other time or place as the parties hereto may agree in writing. At the Closing:

(a)    The Syngenta Parties shall deliver to Diversa $500,000 in immediately available funds by wire transfer to an account of Diversa designated by Diversa, by notice to the Syngenta Parties, not later than two Business Days prior to the Closing Date (or if not so designated, then by certified or official bank check payable in immediately available funds to the order of Diversa in such amount).

(b)    Diversa shall deliver to the Syngenta Parties a certificate (the “Estimated Transfer Agent’s Certificate”) from Diversa’s stock transfer agent as to the number of outstanding shares of Diversa Common Stock as of the close of business (in New York City) two Business Days prior to the Closing Date.

(c)    Diversa shall deliver, free and clear of all Liens (other than transfer restrictions under applicable securities laws), to one or both of the Syngenta Parties or one or more of their Affiliates (as designated by the Syngenta Parties not later than two Business Days prior to the Closing Date) certificates for the Shares duly endorsed or accompanied by stock powers duly endorsed in blank, with any required transfer stamps affixed thereto.

(d)    Diversa shall deliver, free and clear of all Liens (other than transfer restrictions under applicable securities laws and under the terms of the Warrant), to one or both of the Syngenta Parties or one or more of their Affiliates (as designated by the Syngenta Parties not later than two Business Days prior to the Closing Date) the Warrant.

(e)    Diversa and TMRI shall enter into an Assignment and Assumption Agreement substantially in the form attached hereto as Exhibit B (the “Assignment and Assumption Agreement”), and, subject to the provisions hereof, the Syngenta Parties shall deliver to Diversa such deeds, bills of sale, endorsements, assignments and other good and sufficient instruments of conveyance and assignment as the parties and their respective counsel shall deem reasonably necessary to vest in Diversa all right, title and interest in, to and under the Purchased Assets.

Section 2.08.  Post-Closing True-Up as to Shares and Warrant.  Diversa shall, as promptly as practicable after Closing (and in any event no later than five Business Days after the Closing Date), deliver to the Syngenta Parties a certificate (the “Closing Transfer Agent’s Certificate”) from Diversa’s stock transfer agent as to the number of outstanding shares of Diversa Common Stock as of the close of business (in New York City) on the Closing Date. In the event the number of outstanding shares of Diversa Common Stock set forth on the Estimated Transfer Agent’s Certificate is less than the number of outstanding shares of Diversa Common Stock set forth on the Closing Transfer Agent’s Certificate, then the number of Shares and Warrant Shares shall be appropriately increased (so that the total number of Shares and Warrant Shares underlying the Warrant issued to the Syngenta Parties (or their Affiliates) under this Agreement represent, as of the close of business (New York City time) on the Closing Date, the ownership percentage in Diversa equal to the respective percentages set forth in Sections 2.06(a)(i) and 2.06(a)(ii)), and Diversa shall as promptly as practicable issue to the Syngenta Parties (or their designated Affiliates) such additional Shares, and execute an appropriate amendment to the Warrant reflecting such increase.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF THE SYNGENTA PARTIES

Each Syngenta Party represents and warrants to Diversa that:

Section 3.01.  Corporate Existence and Power.  (a) SPARTAG is a corporation duly organized, validly existing and in good standing under the laws of Switzerland and has all corporate powers and all Governmental Authorizations required to carry on its business as now conducted, except for those Governmental Authorizations the absence of which does not and would not reasonably be expected to have a TMRI Material Adverse Effect.

(b)    TMRI is a corporation duly organized, validly existing and in good standing under the laws of Delaware and has all corporate powers and all Governmental Authorizations required to carry on its business as now conducted, except for those Governmental Authorizations the absence of which does not and would not reasonably be expected to have a TMRI Material Adverse Effect.

Section 3.02.  Corporate Authorization.  The execution, delivery and performance by each Syngenta Party of this Agreement and each other Transaction Document to which it is a party and the consummation of the transactions contemplated hereby and thereby are within its corporate powers and have been duly authorized by all necessary corporate action on the part of such Syngenta Party, its board of directors and its stockholders, as necessary. This Agreement and each other Transaction Document to which it is a party constitutes a valid and binding agreement of each Syngenta Party, enforceable in accordance with its terms, except as may be limited by bankruptcy, insolvency or other similar laws affecting the rights and remedies of creditors generally and general principles of equity.

Section 3.03.  Governmental Authorization.  Schedule 3.03 identifies each material Governmental Authorization that is held by any Syngenta Party and relates to or is necessary for the conduct of the Research Activities (other than occupancy licenses or local business licenses). Each Governmental Authorization identified on Schedule 3.03 is in full force and effect. To the Knowledge of Syngenta, no event has occurred and no condition exists that (with or without notice or lapse of time) would reasonably be expected to constitute or result in a material violation of or a material failure to comply with any Governmental Authorization identified or required to be identified on Schedule 3.03. Since October 1, 2001, none of the Syngenta Parties has received any written notice or other communication from any Governmental Body or any other Person regarding any (i) actual, alleged or potential violation of or failure to comply with any term or requirement of any such Governmental Authorization or (ii) any actual, proposed or potential revocation, withdrawal, suspension, cancellation, termination, or modification of any such Governmental Authorization.

Section 3.04.  Noncontravention.  The execution, delivery and performance by each Syngenta Party of this Agreement and each other Transaction Document to which it is a party and the consummation of the transactions contemplated hereby and thereby on its part do not and will not (i) violate the certificate of incorporation, bylaws or other charter documents of such Syngenta Party, (ii) assuming compliance with the HSR Act, violate any applicable law, rule or regulation, judgment, injunction, order or decree, (iii) assuming the obtaining of all Required Consents, constitute a default under or give rise to any right of termination, cancellation or acceleration of any right or obligation under any Contract or to a loss of any benefit relating to the Purchased Assets or the Research Activities to which any Syngenta Party may be entitled, except such as would not reasonably be expected to have a TMRI Material Adverse Effect or (iv) result in the creation or imposition of any Lien on any Purchased Asset, except for Permitted Liens.

Section 3.05.  Required Consents.  Schedule 3.05 sets forth each Contract requiring a consent by or notice to any Person as a result of the execution, delivery and performance of this Agreement or any other Transaction Document (the “Required Consents”). No vote or other approval by the stockholders of any of the Syngenta Parties (other than the approval of TMRI’s sole stockholder, Syngenta Corporation which has been obtained) is or will be required in connection with the execution, delivery or performance of any of the Transaction Documents or the transactions contemplated thereby.

Section 3.06.  Contracts.  Schedule 3.06 identifies each material contract or contractual instrument, other than the Contracts, to which a Syngenta Party is a party related to or necessary for the conduct of the Research Activities. The Syngenta Parties have delivered to Diversa accurate and complete copies of each Contract, including all amendments thereto. Each Contract is a valid and binding agreement of a Syngenta Party and is in full force and effect. None of the Syngenta Parties, or, to the Knowledge of Syngenta, any other party thereto, is in default or breach under the material terms of any such Contract. None of the Syngenta Parties has received any written notice or other regarding any actual, alleged or potential material violation or material breach of, or material default under, any Contract or waived any material right under any Contract.

Section 3.07.  Litigation.  There is no Proceeding pending before any Governmental Body, or to the Knowledge of Syngenta, threatened, (i) (A) against or affecting any aspect of the Research Activities or any part of the Purchased Assets or (B) against a Syngenta Party (or any of their Affiliates) and that is likely to result in a liability on the Research Activities or the Purchased Assets or (ii)

which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by the Transaction Documents.

Section 3.08. Court Orders. There is no Order specifically imposed on any Syngenta Party or any of its Affiliates that relates to the Research Activities or the Purchased Assets. To the Knowledge of Syngenta, no employee of the Syngenta Parties is subject to any Order that may prohibit employees from engaging in or continuing any conduct, activity or practice relating to the Research Activities. To the Knowledge of Syngenta, there is no proposed Order that, if issued or otherwise put into effect, (i) would have or would reasonably be expected to have TMRI Material Adverse Effect or a material adverse effect on the ability of the Syngenta Parties to comply with or perform any covenant or obligation under any of the Transaction Documents or (ii) may have the effect of preventing, delaying, making illegal or otherwise interfering with any of the transactions contemplated by the Transaction Documents.

Section 3.09. Properties. (a) The Syngenta Parties have good and valid title to, or in the case of any leased personal property, have valid leasehold interests in, all of the Purchased Assets. No Affiliate of either of the Syngenta Parties has title to, possession of or custody over, or in the case of leased property any leasehold interests in, any of the Purchased Assets. None of the Purchased Assets is subject to any Lien, other than Permitted Liens. Other than the express representations and warranties made in this Article 3, the Syngenta Parties make no representations or warranties with respect to the Purchased Assets (and expressly exclude any implied representation or warranty as to condition, merchantability or suitability or fitness for a particular purpose).

(b) At the Closing, the Syngenta Parties will transfer, assign and convey to Diversa good and valid title to the Purchased Assets, free and clear of any Liens, other than Permitted Liens.

(c) The Purchased Assets, the Intellectual Property Licenses and the rights granted to Diversa under the other Transaction Documents constitute materially all of the assets, properties and rights necessary to carry on the Research Activities as conducted on the date of this Agreement, except as set forth on Schedule 3.09(c), and assuming no election is made by Diversa pursuant to Section 2.05(a).

(d) As of November 29, 2002, the net book value (determined in accordance with the accounting principles and practice of TMRI applied on a consistent basis) of the Purchased Assets capitalized on TMRI’s books and identified in Schedule 2.01, was not less than $7,800,000, and in addition, there were other items included in the Purchased Assets identified in Section 2.01 (such as supplies) with an original cost of not less than $500,000.

The provisions of Section 3.09(a), (b) and (d) do not cover Intellectual Property Rights, which are dealt with in Section 3.10.

Section 3.10. Intellectual Property. (a) Schedule 3.10(a)-1 identifies and provides a brief description of each Patent, Copyright, Trademark and material trade secret included in the TMRI Intellectual Property Rights that is owned by any of the Syngenta Parties (“Owned Intellectual Property Rights”). Schedule 3.10(a)-2 identifies and provides a brief description of each Patent, Copyright and Trademark included in the TMRI Intellectual Property Rights (or that would be included in the TMRI Intellectual Property Rights if such right were able to be sublicensed) that is owned by any other Person and that is licensed to, or used by, any of the Syngenta Parties (but excluding any such Intellectual Property Right that is licensed to any of the Syngenta Parties under (i) any third-party software license for basic information technology infrastructure or (ii) any third-party software license or third-party database license that, in the case of clause (ii), (A) is commercially available for less than $15,000 per annum per license and (B) is not included in the Purchased Assets) (such Intellectual Property Rights, subject to such exclusion, the “Licensed-In Intellectual Property Rights”), indicating the scope of the license granted to the Syngenta Parties in such Licensed-In Intellectual Property Rights, whether such rights are exclusive and whether such rights may be sublicensed. Schedule 3.10(a)-3 lists the license agreement or other contract under which each Licensed-In Intellectual Property Right is being licensed to or used by any of the Syngenta Parties (“Third Party License”). A true and complete copy of each Third Party License (including all amendments thereof) has been provided to Diversa. Schedule 3.10(a)-4 lists each Owned Intellectual Property Right under which a license or any other right has been granted to any Person (other than to Affiliates of the Syngenta Parties in the Syngenta Exclusive Field (as defined in the Collaboration Agreement)) identifying the license agreement or other contract under which such right has been granted. The Syngenta Parties have good and valid title to all of the Owned Intellectual Property Rights, free of any Liens other than those listed on Schedule 3.10(a)-4, and have (to Syngenta’s Knowledge, in the case of patent applications and software Copyrights), except as set forth in Schedule 3.10(a)-5, a valid right to use and otherwise exploit, and to license others to use and otherwise exploit, all TMRI Intellectual Property Rights. The Syngenta Parties are not obligated to make any payment to any Person for the use or other exploitation of any Owned Intellectual Property Rights or, except pursuant to the Third Party Licenses, any Licensed-In Intellectual Property Rights.

(b) The Syngenta Parties have taken reasonable measures and precautions necessary to protect and maintain the confidentiality and secrecy of all TMRI Intellectual Property Rights. The Syngenta Parties’ records relating to the filing, prosecution, grant, registration and maintenance of the Patents, Trademarks and Copyrights included in the TMRI Intellectual Property Rights have been made available to Diversa for review.

(c) Except as set forth in Schedule 3.10(c), none of the TMRI Intellectual Property Rights or the practice thereof as contemplated by the Transaction Documents infringes or conflicts with any Intellectual Property

Rights owned or used by any other Person (except as to patent applications and software Copyrights, as to which the foregoing representation shall be deemed to be qualified by Syngenta’s Knowledge). To the Knowledge of Syngenta, no other Person is infringing, misappropriating or making any unlawful use of any TMRI Intellectual Property Rights.

(d) Except as set forth in Schedule 3.10(d), the TMRI Intellectual Property Rights identified in Schedules 3.10(a)-1, 3.10(a)-2 and 3.10(a)-3 constitute all the Intellectual Property Rights owned or licensed by any of the Syngenta Parties (or their Affiliates) and used or held for use in the Research Activities as conducted on the date of this Agreement that (i) are necessary or appropriate for the use of all tools, technologies and/or methods relating to proteomics, metabolomics, RNA dynamics and bioinformatics and methods to analyze and link these components of genomics or (ii) are necessary or appropriate for the activities in the fungal program as conducted by the pathogen research team of TMRI as of the date of this Agreement. The Syngenta Parties have not entered into any covenant not to compete or contract limiting its ability to exploit fully any of the TMRI Intellectual Property Rights.

(e) Except as set forth in Schedule 3.10(e), the Syngenta Parties have no reason to believe that any current or former employee, officer, director, shareholder, consultant or independent contractor of or to any of the Syngenta Parties, or any predecessor in interest, has any claim, right or interest in or with respect to the TMRI Intellectual Property Rights.

(f) All significant activities conducted by the Syngenta Parties and their Affiliates that primarily involve (i) the Platform Technology or (ii) the Plant Health Technology (but, with respect to clause (ii), only to the extent licensed under Section 2.2 of the Intellectual Property License Agreement) are, as of the date of this Agreement, conducted at TMRI.

Section 3.11. Employees. (a) Schedule 3.11(a) accurately sets forth, with respect to each employee of TMRI as of the date of this Agreement who has been designated by the Syngenta Parties as being eligible to be a “Transferred Employee” pursuant to Article 9 (including any employee who is on a leave of absence or on layoff status) (such individuals, collectively, “TMRI Employees”): (i) the name and title of such employee; (ii) the aggregate dollar amounts or target percentage payments of the compensation (including wages, salary, commissions, director’s fees, fringe benefits, bonuses, profit-sharing payments and other payments) received by such employee from any of the Syngenta Parties or any of their Affiliates with respect to services performed through September 30, 2002 as well as such employee’s target bonus for fiscal 2002); and (iii) such employee’s annualized compensation as of the date of this Agreement. The parties hereto agree that the Syngenta Parties may modify Schedule 3.11(a) at any time prior to Closing by adding the names of additional employees of TMRI who are designated by the Syngenta Parties as being eligible to be a “Transferred Employee” pursuant to Article 9.

(b) Schedule 3.11(b) identifies each employment contract or any union contract, collective bargaining agreement or similar contract related to or covering any of the TMRI Employees.

(c) Except as provided on Schedule 3.11(c), the employment of the TMRI Employees is terminable by the Syngenta Parties at will.

(d) The Syngenta Parties have disclosed to Diversa any notice they have received from a TMRI Employee indicating such employee’s intent to refuse to accept an offer of employment with Diversa for any reason, including because of the consummation of the transactions contemplated by this Agreement.

(e) To the Knowledge of Syngenta, no TMRI Employee is a party to or is bound by any confidentiality agreement, noncompetition agreement or other contract (with any Person) that may have an adverse effect on the performance by such employee of any of his duties or responsibilities as an employee of the Syngenta Parties or as an employee of Diversa; provided that Diversa acknowledges that certain of the TMRI Employees have academic positions, scientific advisory board positions and other positions with Persons other than TMRI, and any such confidentiality agreement, noncompetition agreement or other contract relating to such position shall not be deemed to constitute a breach of this Section 3.11(e). All such TMRI Employees who have, to Syngenta’s Knowledge, such positions, are listed on Schedule 3.11(e).

Section 3.12. Tax Matters. Subject to Section 8.01, the Syngenta Parties have timely paid all Taxes which will have been required to be paid on or prior to the date hereof, the nonpayment of which would result in a Lien on any Purchased Asset or give rise to any liability on the part of Diversa. Syngenta has established, in accordance with generally accepted accounting principles applied on a basis consistent with that of preceding periods, adequate reserves for the payment of, and will timely pay, all Taxes which arise from or with respect to the Purchased Assets or the operation of the Research Activities that are incurred in or attributable to the Pre-Closing Tax Period, the nonpayment of which would result in a Lien on any Purchased Asset or give rise to any liability on the part of Diversa.

Section 3.13. Securities Matters. (a) Each Syngenta Party acknowledges that the Shares, the Warrant and the Warrant Shares have not been registered under the 1933 Act, on the grounds that the issuance thereof to the Syngenta Parties in connection with the transactions contemplated in this Agreement is exempt from registration pursuant to Section 4(2) of the 1933 Act, and that the reliance of Diversa on such exemption is predicated in part on the acknowledgements, representations and warranties set forth in this Section 3.13.

(b) The Shares, the Warrant and the Warrant Shares will be acquired by the Syngenta Parties for investment for its own account and not with a view to, or for sale in connection with, any distribution thereof within the meaning of the 1933 Act.

(c) Each Syngenta Party: (i) acknowledges that the Shares, the Warrant and the Warrant Shares to be issued to Syngenta may not be transferred unless such Shares, Warrant or Warrant Shares are subsequently registered under the 1933 Act or an exemption from registration is available, and (ii) are aware that Diversa is not obligated to register any sale, transfer or other disposition of the Shares, the Warrant and the Warrant Shares except as contemplated by the Registration Rights Agreement.

(d) Each Syngenta Party (either alone or together with its advisors) has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Shares, the Warrant and the Warrant Shares and has the capacity to protect its own interests, and is capable of bearing the economic risks of such investment. Each Syngenta Party is an “accredited investor” as such term is defined in Rule 501(a) as promulgated under the 1933 Act.

(e) Each Syngenta Party acknowledges that the certificates representing the Shares, the Warrant, and the Warrant Shares will contain restrictive legends noting the restrictions on transfer described in this Section 3.13 and under federal and applicable state securities laws, and that appropriate “stop-transfer” instructions will be given to Diversa’s stock transfer agent.

(f) The office or offices at which the Syngenta Parties made their investment decisions with respect to the Shares, the Warrant and the Warrant Shares is or are located in Basel, Switzerland.

Section 3.14. Finders’ Fees. Except for Goldman, Sachs & Co., whose fees will be paid by the Syngenta Parties, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of the Syngenta Parties or their Affiliates who might be entitled to any fee or commission in connection with the transactions contemplated by the Transaction Documents.

Section 3.15. Information Provided by Syngenta. The information supplied by the Syngenta Parties to be included in the Diversa Proxy Materials, will not, as of the date of the Diversa Proxy Materials or as of the date of the Diversa Stockholder Meeting, (i) contain any statement that is inaccurate or misleading with respect to any material fact, or (ii) omit to state any material fact in order to make the information (in light of the circumstances under which it is provided) not false or misleading.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF DIVERSA

Diversa represents and warrants to the Syngenta Parties that:

Section 4.01. Corporate Existence and Power. Diversa is a corporation duly incorporated, validly existing and in good standing under the laws of Delaware and has all corporate powers and all Governmental Authorizations required to carry on its business as now conducted, except for those Governmental Authorizations the absence of which does not and would not reasonably be expected to have a Diversa Material Adverse Effect.

Section 4.02. Corporate Authorization. The execution, delivery and performance by Diversa of this Agreement and each other Transaction Document and the consummation of the transactions contemplated hereby and thereby are within the corporate powers of Diversa and, except for any required approval by Diversa’s stockholders under the Nasdaq Rules in connection with the transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of Diversa, including its Board of Directors. This Agreement and each other Transaction Document constitutes a valid and binding agreement of Diversa, enforceable against Diversa in accordance with its terms, except as may be limited by bankruptcy, insolvency or other similar laws affecting the rights and remedies of creditors generally and general principles of equity and as the enforceability of the indemnification provisions included in the Registration Rights Agreement may be limited by public policy. The Board of Directors has resolved to recommend to the stockholders of Diversa that they approve the issuance of the Shares, the Warrant and the Warrant Shares in connection with the transactions contemplated by the Transaction Documents. To Diversa’s Knowledge, the approximate aggregate number of shares of Diversa Common Stock held by the Designated Diversa Stockholders represents not less than 27% of the outstanding shares of Diversa Common Stock as of the date hereof.

Section 4.03. Governmental Authorization. The execution, delivery and performance by Diversa of this Agreement and each other Transaction Document and the consummation of the transactions contemplated hereby and thereby on its part require no material action by or in respect of, or filing with, any Governmental Body or Nasdaq other than (i) compliance with any applicable requirements of the HSR Act; (ii) compliance with any applicable requirements of the 1934 Act in connection with the Diversa Stockholder Meeting; (iii) compliance with any applicable requirements of state securities laws in connection with the sale and issuance of the Shares, the Warrant and the Warrant Shares; and (iv) compliance with any applicable requirements of the 1933 Act in connection with Diversa fulfilling its obligations under the Registration Rights Agreement.

Section 4.04. Noncontravention. (a) The execution, delivery and performance by Diversa of this Agreement and each other Transaction Document and the consummation of the transactions contemplated hereby and thereby on its part do not and will not (i) violate the certificate of incorporation or bylaws of Diversa, (ii) assuming compliance with the matters referred to in Section 4.03, violate any applicable law, rule or regulation or judgment, injunction, order or decree, (iii) require any consent or other action by any Person under, constitute a default under or give rise to any right of termination, cancellation or acceleration of any right or obligation or to a loss of any benefit to which Diversa or any of its Affiliates is entitled under any provision of any agreement or other instrument binding upon Diversa or any of its Affiliates, except such as would not reasonably be expected to have a Diversa Material Adverse Effect or (iv) result in the creation or imposition of any Lien on any asset of Diversa, except for Permitted Liens.

(b) Without limiting the generality of Section 4.04(a)(ii), and assuming the accuracy of the Syngenta Parties’ acknowledgments, representations and warranties set forth in Section 3.13, the offering, issuance and sale of the Shares, the Warrant and the Warrant Shares hereunder is not, and at the time of issuance of such Shares, Warrant and Warrant Shares will not be, in violation, breach or contravention of the 1933 Act or, subject to obtaining any required approval by Diversa’s stockholders under the Nasdaq Rules, any Nasdaq Rule.

(c) There is no agreement or other instrument binding upon Diversa or its Affiliates which (or which would reasonably be expected to) conflict with, impair, restrict or diminish Diversa’s ability to afford to SPARTAG the rights and benefits contemplated by the Collaboration Agreement or to otherwise perform under, and consummate the transactions contemplated by, the Collaboration Agreement.

Section 4.05. Rights Plan. Diversa has taken all action necessary to exempt the Syngenta Parties and their Affiliates from becoming an “Acquiring Person” (as such term is defined in the Diversa Rights Plan) in connection with (i) the entry by each of the Syngenta Parties into this Agreement, the Stockholders Agreement with the Designated Diversa Stockholders and the other Transaction Documents to which it is a party and the acquisition by the Syngenta Parties or their Affiliates of the Shares, the Warrant and the Warrant Shares and the consummation of the transactions contemplated by the Transaction Documents and (ii) the acquisition or ownership by the Syngenta Parties or any of their Affiliates of any shares of Diversa Common Stock or other securities so long as such acquisition or ownership does not increase the beneficial ownership by the Syngenta Parties or their Affiliates of Diversa Common Stock above the total ownership percentage which the Syngenta Parties and their Affiliates hold immediately after the Closing Date (assuming full exercise of the Warrant). Diversa has taken all action necessary to exempt the Syngenta Parties from the provisions of Section 203 of the Delaware Law. No other state takeover statute other than Section 203 of the Delaware Law is applicable to the transactions contemplated hereby. Diversa has not entered into, and its Board of Directors has not adopted or authorized the adoption of, any shareholder rights plan or similar agreement, that would be applicable to the Syngenta Parties or their Affiliates as a result of their acquisition of the Shares, the Warrant and the Warrant Shares in connection with the transactions contemplated by the Transaction Documents or their acquisition or ownership of any other shares of Diversa Common Stock or other securities as described in clause (ii) above.

Section 4.06. Capitalization. (a) The authorized capital stock of Diversa consists of 65,000,000 shares of Diversa Common Stock and 5,000,000 shares of preferred stock, par value $0.001 per shares (the “Diversa Preferred Stock”). As of November 29, 2002, there were outstanding (i) 35,759,805 shares of Diversa Common Stock, (ii) employee stock options to purchase an aggregate of 5,230,210 shares of Diversa Common Stock (of which options to purchase an aggregate of 3,170,986 shares of Diversa Common Stock are exercisable), (iii) warrants to purchase an aggregate of 42,460 shares of Diversa Common Stock (of which warrants to purchase an aggregate of 42,460 shares of Diversa Common Stock are exercisable), and (iv) no outstanding shares of Diversa Preferred Stock. All outstanding shares of capital stock of Diversa have been duly authorized and validly issued and are fully paid and nonassessable.

(b) The affirmative vote of the holders of a majority of the shares of Diversa Common Stock present or represented by proxy at the Diversa Stockholders Meeting is the only vote of the stockholders of Diversa necessary to approve the issuance of the Shares, the Warrant and the Warrant Shares in connection with the transactions contemplated hereby.

(c) Except as set forth in this Section 4.06, there are no outstanding (i) shares of capital stock or voting securities of Diversa, (ii) securities of Diversa convertible into or exchangeable for shares of capital stock or voting securities of Diversa or (iii) options or other rights to acquire from Diversa or other obligations of Diversa to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Diversa. There are no outstanding obligations of Diversa or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the securities referred to in clause (i), (ii) or (iii) above.

Section 4.07. Valid Issuance. The Shares, the Warrant and the Warrant Shares to be issued pursuant to this Agreement have been duly authorized and, when issued and delivered in accordance with the terms of this Agreement or the Warrant (as applicable), will have been validly issued free and clear of all Liens (other than transfer restrictions under applicable securities laws and, in the case of the Warrant, transfer restrictions under the terms of the Warrant) and will be fully paid and nonassessable and the issuance thereof is not subject to any preemptive or other similar right.

Section 4.08. SEC Filings; Financial Statements. (a) Since October 1, 2001, Diversa and its officers have filed with the SEC all forms, statements, reports, certificates and documents required to be filed under each of the 1933 Act and the 1934 Act (collectively, the “Diversa SEC Documents”).

(b) As of its filing date, each Diversa SEC Document complied, and each such Diversa SEC Document filed subsequent to the date hereof and prior to the Closing Date will comply, as to form in all material respects with the applicable requirements of the 1933 Act and 1934 Act, as the case may be.

(c) As of its filing date, each Diversa SEC Document filed pursuant to the 1934 Act did not, and each such Diversa SEC Document filed subsequent to the date hereof and prior to the Closing Date will not, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statement made therein, in the light of the circumstances under which they were made, not misleading.

(d) The audited consolidated financial statements and unaudited consolidated interim financial statements of Diversa included in the Diversa SEC Documents fairly present, in conformity with generally accepted accounting principles applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of Diversa and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to normal year-end adjustments in the case of any unaudited interim financial statements).

Section 4.09. Diversa Proxy Materials. (a) Each document filed by Diversa with the SEC in connection with the Diversa Stockholders Meeting, including the proxy or information statement of Diversa and any amendments or supplements thereto (the “Diversa Proxy Materials”) will, when filed, comply as to form in all material respects with the applicable requirements of the 1934 Act.

(b) Each time any Diversa Proxy Materials are distributed to stockholders of Diversa or any other solicitation of stockholders of Diversa is made by or on behalf of Diversa or any Affiliate of Diversa in connection with the issuance of the Shares, the Warrant and the Warrant Shares, and at the time the stockholders of Diversa vote on the issuance of the Shares, the Warrant and the Warrant Shares pursuant to this Agreement, the Diversa Proxy Materials (as supplemented and amended, if applicable), in light of the circumstances under which the statements contained in the Diversa Proxy Materials or any other solicitations are made, will not be false or misleading with respect to any material fact or omit to state any material fact necessary in order to make the statements made therein not false or misleading, or fail to contain information necessary to correct any material misstatement or omission that has arisen with respect to any earlier communication soliciting a proxy for the same meeting or subject matter. The representations and warranties contained in this Section 4.09 will not apply to statements or omissions included in the Diversa Proxy Materials based upon information furnished to Diversa in writing by the Syngenta Parties relating to the Syngenta Parties and being specifically for use therein.

Section 4.10. Absence of Certain Changes. Since June 30, 2002, the business of Diversa and its Subsidiaries has been conducted in the ordinary course consistent with past practice, and since the Diversa Balance Sheet Date, except as disclosed in the Diversa SEC Documents filed prior to the date hereof, there has not been:

(a) any event, occurrence, development or state of circumstances or facts that has had or would reasonably be expected to have, individually or in the aggregate, a Diversa Material Adverse Effect;

(b) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of Diversa other than Diversa’s normal quarterly dividend, or any repurchase, redemption or other acquisition by Diversa or any of its Subsidiaries of any outstanding shares of capital stock or other securities of, or other ownership interests in, Diversa or any of its Subsidiaries;

(c) any change in any method of accounting or accounting practice by Diversa or any of its Subsidiaries, except for any such change required by reason of a concurrent change in generally accepted accounting principles or Regulation S-X under the 1934 Act; or

(d) any SEC inquiry or correspondence regarding Diversa’s financial statements or reports filed pursuant to the 1934 Act.

Section 4.11. No Undisclosed Material Liabilities. There are no Liabilities of Diversa or any of its Subsidiaries, and to Diversa’s Knowledge, there is no existing condition, situation or set of circumstances that would reasonably be expected to result in such a Liability, other than those disclosed in the Diversa Balance Sheet or in the documents filed by Diversa with the SEC prior to the date hereof and those which, individually or in the aggregate, are not material to Diversa and its Subsidiaries, taken as a whole.

Section 4.12. Litigation. There is no Proceeding pending before any Governmental Body, or to the Knowledge of Diversa, threatened, (i) against or affecting Diversa or any of its Affiliates and that is reasonably likely to result in a material liability to Diversa or (ii) which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by the Transaction Documents.

Section 4.13. Compliance with Laws and Court Orders. Diversa and each of its Subsidiaries is in compliance with, and to the Knowledge of Diversa none of them is under investigation with respect to or has been threatened to be charged with or given notice of any violation of, any applicable law, rule or regulation or

Order, in each case, except for such violations as would not reasonably be expected to have a Diversa Material Adverse Effect. To the Knowledge of Diversa, no employee of Diversa is subject to any Order that may prohibit employees from engaging in or continuing any conduct, activity or practice relating to or contemplated by the Collaboration Agreement. To the Knowledge of Diversa, there is no proposed Order that, if issued or otherwise put into effect, (i) would have or would reasonably be expected to have a Diversa Material Adverse Effect or a material adverse effect on the ability of Diversa to comply with or perform any covenant or obligation under any of the Transaction Documents or (ii) may have the effect of preventing, delaying, making illegal or otherwise interfering with any of the transactions contemplated by the Transaction Documents.

Section 4.14. Tax Matters. (a) Each Tax Return required to be filed by Diversa and each of its Subsidiaries has been timely filed or, for those Tax Returns that have not been filed prior to the date hereof, will be timely filed when due. All such Tax Returns are, or shall be at the time of filing, true and complete in all material respects. There is no Proceeding pending or threatened against Diversa or its Subsidiaries with respect to any Taxes.

(b) Diversa and each of its Subsidiaries has paid (or has had paid on its behalf) or has withheld and remitted to the appropriate Taxing Authority, or, where payment is not yet due, has established (or has had established on its behalf and for its sole benefit and recourse) in accordance with generally accepted accounting principles an adequate accrual for all Taxes through the end of the last period for which Diversa and its Subsidiaries ordinarily record items on their respective books.

(c) The income and franchise Tax Returns of Diversa and its Subsidiaries through the Tax year ended December 31, 2001 have been examined and closed or are Returns with respect to which the applicable period for assessment under applicable law, after giving effect to extensions or waivers, has expired.

Section 4.15. Finders’ Fees. Except for Bear, Stearns & Co., whose fees will be paid by Diversa, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Diversa or its Affiliates who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

ARTICLE 5
COVENANTS OF THE SYNGENTA PARTIES

The Syngenta Parties agree that:

Section 5.01. Conduct of TMRI. From the date hereof until the Closing Date, each Syngenta Party shall, and shall cause its respective Affiliates to, conduct the Research Activities in the ordinary course consistent with past practice and shall use its reasonable efforts to preserve intact the Purchased Assets and relationships with third parties related to the Purchased Assets or the Research Activities. Without limiting the generality of the foregoing, from the date hereof until the Closing Date, except as disclosed on Schedule 5.01, each Syngenta Party will not, and will cause its Affiliates not to, (and will not, and will cause its Affiliates not to, agree or commit to):

(i) sell, lease, license or otherwise dispose of any Purchased Assets except in the ordinary course consistent with past practice; or

(ii) take any action that would make any representation or warranty of the Syngenta Parties hereunder inaccurate in any respect at, or as of any time prior to, the Closing Date.

Section 5.02. Nonsolicitation. Except as expressly provided in Section 9.05, the Syngenta Parties agree that during the period commencing on the date hereof and ending twelve months from the Closing Date, they shall not, and they shall cause their Affiliates not to, hire or solicit (or arrange for any third party intermediary to do the same), or receive or accept the performance of services by, any Transferred Employee or other employee of Diversa; provided that nothing in this Section 5.02 shall prevent a Syngenta Party or any Affiliate of any Syngenta Party from engaging in a general solicitation for employment published in a journal, newspaper or other communication of general communication or over the Internet that is not specifically directed at any Transferred Employee or other employee of Diversa (or from hiring or employing any Transferred Employee or other employee of Diversa who responds to such general solicitation without having been otherwise solicited by or on behalf of the Syngenta Parties or their Affiliates).

Section 5.03. Syngenta Agreement to Vote. The Syngenta Parties agree to cause their Affiliates (i) to vote any shares of Diversa Common Stock held by them in favor of the issuance of the Shares, the Warrant and the Warrant Shares pursuant to this Agreement at the Diversa Stockholder Meeting contemplated in Section 6.02, (ii) not to vote any shares of Diversa Common Stock held by them in favor of the approval of any action which would reasonably be expected to prevent, delay, postpone, impede, interfere with, frustrate the purposes of, or discourage the consummation of, the transactions contemplated by this Agreement and (iii) not to sell, assign, transfer, encumber or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the direct or indirect sale, assignment, transfer, encumbrance or other disposition of, any shares of Diversa Common Stock held by them, other than to any Affiliate. The foregoing provision will automatically terminate upon the earlier of the Closing and termination of this Agreement.

Section 5.04. Non-assertion of Certain Intellectual Property Rights. The Syngenta Parties agree, on behalf of themselves and their Affiliates, not to assert any of the Intellectual Property Rights listed in Schedule 3.10(d) against Diversa or its Affiliates where Diversa seeks to exploit such Intellectual Property Rights solely outside the Syngenta Exclusive Field (as defined in the Collaboration Agreement) (it being understood that the Syngenta Parties make no representation or warranties regarding Diversa’s ability to exploit such rights and the Syngenta Parties will have no liability arising from such exploitation by Diversa or its Affiliates).

ARTICLE 6
COVENANTS OF DIVERSA

Section 6.01. Conduct of Business. From the date hereof until the Closing Date, Diversa shall, and shall cause its Affiliates to, conduct its business in the ordinary course consistent with past practice and shall use its reasonable efforts to preserve intact their business organizations and relationships with third parties and to keep available the services of their present officers and employees. Without limiting the generality of the foregoing, from the date hereof until the Closing Date, Diversa will not, and will cause its Affiliates not to, (and will not, and will cause its Affiliates not to, agree or commit to):

(i) adopt or propose any change to its certificate of incorporation or bylaws (including the adoption of any certificate of designation for preferred stock);

(ii) merge or consolidate with any other Person or otherwise undertake a business combination or material restructuring transaction; provided that this clause (ii) shall be deemed not to prohibit any acquisition by Diversa structured as a merger of the acquired company into a wholly-owned subsidiary of Diversa, so long as the aggregate purchase price for all acquisitions under this clause (ii) and clause (iii) does not exceed $25,000,000;

(iii) undertake an acquisition transaction (other than one or more acquisitions such that the aggregate purchase price for all acquisitions under this clause (iii) and the proviso to clause (ii) does not exceed $25,000,000) or a transaction involving the sale, lease, license or disposition of all or substantially all of its assets;

(iv) issue any debt securities convertible or exchangeable into Diversa Common Stock or into other equity securities of Diversa;

(v) enter into any transaction, agreement or commitment that includes a term or provision that, directly or indirectly, has the effect of making such transaction, agreement or commitment contingent or conditional upon this Agreement being terminated or the consummation or performance of the transactions contemplated by this Agreement or any of the other Transaction Documents not occurring, or that otherwise impairs, prevents or materially delays (or would reasonably be expected to impair, prevent or materially delay) the consummation of the transactions contemplated hereby or by the other Transaction Documents;

(vi)    (1) take any action, directly or indirectly through intermediaries, to solicit, initiate or encourage any Alternative Proposal (as defined below) or (2) directly or indirectly through intermediaries, engage in negotiations or discussions with, or disclose or furnish any nonpublic information relating to, Diversa, any of its subsidiaries or their businesses or afford access to the properties, books or records of Diversa or any of its subsidiaries relating to Diversa, its subsidiaries or their businesses to, any person or entity with respect to, or in circumstances that Diversa reasonably judges could lead to, an Alternative Proposal (for purposes of this Section 6.01(vi)(1) and (2), “Alternative Proposal” means a proposal or offer with respect to or relating to any agreement, instrument, transaction or commitment of a type (or that, if entered into, would be of a type) referred to in Section 4.04(c) or 6.01(v)); or

(vii) take any action that would make any representation or warranty of Diversa hereunder inaccurate in any respect at, or as of any time prior to, the Closing Date.

Section 6.02. Stockholder Meeting; Obtaining Stockholder Approval. Diversa shall cause a meeting of its stockholders (the “Diversa Stockholder Meeting”) to be duly called and held as soon as reasonably practicable for the purpose of obtaining stockholder approval of the issuance of the Shares, the Warrant and the Warrant Shares pursuant to this Agreement. The Board of Directors shall recommend to the Diversa stockholders that they approve the issuance of the Shares, the Warrant and the Warrant Shares to the Syngenta Parties in connection with the transactions contemplated by the Transaction Documents. In connection with the Diversa Stockholder Meeting, Diversa shall (i) as soon as reasonably practicable after the date hereof prepare and file with the SEC, use reasonable efforts to have cleared by the SEC and thereafter mail to its stockholders as soon as reasonably practicable the Diversa Proxy Statement and all other proxy materials for such meeting, (ii) use reasonable efforts to obtain the necessary approvals of its stockholders for the issuance of the Shares, the Warrant and the Warrant Shares and (iii) otherwise comply with all laws, rules and regulations applicable to such meeting. The provisions of this Section 6.02 shall not apply so long as Diversa receives written confirmation, reasonably satisfactory to its counsel (a copy of which is furnished to the Syngenta Parties and is reasonably acceptable to their counsel) from the Nasdaq that no such approval is required under the Nasdaq Rules for the consummation of the transactions contemplated hereby.

Section 6.03. Nasdaq Listing. Diversa shall use its reasonable efforts to cause the Shares and the Warrant Shares to be listed on the Nasdaq National Market at the Closing, subject to official notice of issuance.

Section 6.04. Removal of Legends. It is understood and agreed by Diversa that the restrictive legends and “stop transfer” instructions described in Section 3.13(e) will be removed at the time the Shares, the Warrant or the Warrant Shares, as applicable, are registered under the 1933 Act and sold pursuant to such registration, or are sold under Rule 144 under the 1933 Act (provided that Diversa shall cause such restrictive legends and “stop transfer” instructions to be promptly removed at the request of the Syngenta Parties in connection with sales in accordance with Rule 144 under the 1933 Act), or otherwise in connection with a transfer pursuant to an exemption from registration under the 1933 Act.

Section 6.05. Nonsolicitation. Diversa agrees that, except pursuant to the express terms of Article 9, during the period commencing on the date hereof and ending twelve months from the Closing Date, Diversa shall not, and it shall cause its Affiliates not to, hire or solicit (or arrange for any third party intermediary to do the same), or receive or accept the performance of services by, any employee that on the date hereof is an employee of any Syngenta Party or any of its Affiliates; provided that nothing in this Section 6.05 shall prevent Diversa or any Affiliate of Diversa from engaging in a general solicitation for employment published in a journal, newspaper or other communication of general communication or over the Internet that is not specifically directed at any employee of any Syngenta Party or any of its Affiliates (or from hiring or employing any employee who responds to such general solicitation without having been otherwise solicited by or on behalf of Diversa). The parties acknowledge and agree that Section 5.02 and this Section 6.05 shall supersede Section 6 of the Confidential Disclosure Agreement dated April 12, 2002, as amended, among Syngenta International AG, SPARTAG and Diversa unless and until such time as this Agreement shall have been terminated in accordance with Article 12, in which case Section 6 of the Confidential Disclosure Agreement shall be deemed to be in full force and effect.

Section 6.06. Trademarks and Tradenames. After the Closing, Diversa shall not use any of the Syngenta Trademarks and Tradenames without the prior written permission of the Syngenta Parties, except to the extent the use of such Trademarks and Tradenames has been previously approved by the Syngenta Parties in connection with a press release and Diversa uses such Trademarks and Tradenames solely to identify Syngenta as a collaboration partner.

Section 6.07. Office Space. If Diversa shall have additional space that it is not using and that it does not have plans to use, Diversa shall, at the Syngenta Parties’ request, cooperate in good faith with the Syngenta Parties to provide to Syngenta office space for a period of up to one year from the Closing Date at its San Diego, California offices for any TMRI Employee who does not become a

Transferred Employee on reasonable commercial terms to be negotiated between the parties.

ARTICLE 7
COVENANTS OF DIVERSA AND THE SYNGENTA PARTIES

Diversa and the Syngenta Parties agree that:

Section 7.01. Reasonable Efforts; Further Assurance. (a) Subject to the terms and conditions of this Agreement, the Syngenta Parties and Diversa will use their reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable laws, rules and regulations to consummate the transactions contemplated by this Agreement. The Syngenta Parties and Diversa agree to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be necessary or desirable in order to consummate or implement expeditiously the transactions contemplated by this Agreement and to vest in Diversa good title to the Purchased Assets.

(b) Diversa and the Syngenta Parties shall use reasonable efforts to file, as soon as practicable after the date of this Agreement, all notices, reports and other documents required to be filed with any Governmental Body with respect to the transactions contemplated by the Transaction Documents, and to submit promptly any additional information requested by any such Governmental Body. Without limiting the generality of the foregoing, if required by applicable laws, rules and regulations, Diversa and the Syngenta Parties shall, promptly after the date of this Agreement, prepare and file the notifications, if any, required under the HSR Act, in connection with the transactions contemplated by this Agreement. Diversa and the Syngenta Parties shall respond as promptly as practicable to (i) any inquiries or requests received from the Federal Trade Commission or the Department of Justice for additional information or documentation and (ii) any inquiries or requests received from any state attorney general or other Governmental Body in connection with antitrust or related matters. Each of Diversa and the Syngenta Parties shall (i) give the other party prompt notice of the commencement of any Proceeding by or before any Governmental Body with respect to the transactions contemplated by the Transaction Documents, (ii) keep the other party informed as to the status of any such Proceeding, and (iii) subject to their obligations to comply with applicable laws, rules and regulations, promptly inform the other party of any communication to or from the Federal Trade Commission, the Department of Justice or any other Governmental Body regarding the transactions contemplated by the Transaction Documents. Diversa and the Syngenta Parties will consult and cooperate with one another, and will consider in good faith the views of one another, in connection with any analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted in connection with any

Proceeding with respect to the transactions contemplated by the Transaction Documents under or relating to the HSR Act or any other federal or state antitrust or fair trade law. In addition, except as may be prohibited by the HSR Act or any Governmental Body or by any applicable law or regulation or except as may be requested by any Governmental Body, in connection with any Proceeding with respect to the transactions contemplated by the Transaction Documents under or relating to any other federal or state antitrust or fair trade law or any other similar Proceeding, each of Diversa and the Syngenta Parties agrees to permit authorized Representatives of the other party to be present at each meeting or conference with government representatives relating to any such Proceeding and to have access to and be consulted in connection with any document or proposal made or submitted to any Governmental Body in connection with any such Proceeding.

(c) Nothing in Section 7.01(b) will require either the Syngenta Parties or Diversa (i) to enter into any consent decree with respect to or otherwise accept any condition or restriction (A) seeking to restrain, prohibit or otherwise interfere with the ownership or operation by (1) Diversa or any of its Affiliates of all or any portion of the Purchased Assets or the business or assets of Diversa or any of its Affiliates, or (2) the Syngenta Parties or any of their Affiliates of all or any portion of the business or assets of the Syngenta Parties or any of their Affiliates, (B) seeking to compel (1) Diversa or any of its Affiliates to dispose of all or any portion of the Purchased Assets or of all or any portion of the assets of Diversa or any of its Affiliates or (2) the Syngenta Parties or any of their Affiliates to dispose of all or any portion of the assets of the Syngenta Parties or any of their Affiliates or (C) seeking to require divestiture by Diversa or any of its Affiliates of any Purchased Assets, or (ii) to license or otherwise make available, or cause any of its Affiliates to license or otherwise make available, to any Person, any technology, software, or other Intellectual Property Right.

(d) During the six months after Closing, the Syngenta Parties agree to make available to Diversa on a consulting basis the services of the TMRI bioinformatics group employees who transfer from TMRI to Syngenta Biotechnology Inc. (the “Bioinformatics Personnel”) to consult with Diversa on bioinformatics issues. These services will be limited to 10% of the time (at the Syngenta Parties’ expense) of such Bioinformatics Personnel each month during such six months. Diversa shall promptly reimburse the Syngenta Parties for the out of pocket costs authorized by the Syngenta Parties under normal Syngenta policies of such Bioinformatics Personnel for travel and related expenses requested by Diversa. During the six months after Closing, the Syngenta Parties will, at Diversa’s request, provide reasonable assistance to Diversa, at no cost to the Syngenta Parties, with respect to Diversa’s obtaining similar license agreements to those listed in Schedule 3.06 and excluded from the rights licensed to Diversa. The Syngenta Parties shall have no liability to Diversa or its Affiliates or employees for the services and assistance referenced above.

Section 7.02. Diversa Pre-Closing Access to Information. From the date hereof until the Closing Date, the Syngenta Parties will (i) give Diversa and its Representatives reasonable access to the offices, properties, books and records of the Syngenta Parties to the extent relating to the Purchased Assets, the Research Activities, the Intellectual Property Licenses or the employees of the Syngenta Parties that provide services to the Research Activities (including the Transferred Employees), (ii) furnish to Diversa and its Representatives such financial and operating data and other information relating to the Purchased Assets, the Research Activities, the Intellectual Property Licenses or the employees of the Syngenta Parties that provide services to the Research Activities (including the Transferred Employees) as such Persons may reasonably request and (iii) instruct all Representatives of the Syngenta Parties to cooperate with Diversa in its reasonable investigation of the Purchased Assets, the Research Activities, the Intellectual Property Licenses or the employees of the Syngenta Parties that provide services to the Research Activities (including the Transferred Employees). Any investigation pursuant to this Section 7.02 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Syngenta Parties. Notwithstanding the foregoing, Diversa shall not have access to (i) personnel records of the Syngenta Parties relating to individual performance or evaluation records, medical histories or other information which in the Syngenta Parties’ good faith opinion is sensitive or the disclosure of which could subject the Syngenta Parties or their Affiliates to risk of liability or (ii) information which in the Syngenta Parties’ good faith opinion is of a competitively sensitive nature.

Section 7.03. Syngenta Pre-Closing Access to Information. From the date hereof until the Closing Date, Diversa will give the Syngenta Parties and their Representatives reasonable access to the offices, properties, books and records and personnel of Diversa as necessary to facilitate preparation by the parties in connection with the matters contemplated by the Collaboration Agreement or as appropriate in connection with preparing for and facilitating the transition of the Transferred Employees to employment by Diversa. Any access pursuant to this Section 7.03 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of Diversa. Notwithstanding the foregoing, the Syngenta Parties shall not have access to (i) personnel records of Diversa relating to individual performance or evaluation records, medical histories or other information which in Diversa’s good faith opinion is sensitive or the disclosure of which could subject Diversa to risk of liability or (ii) information which in Diversa’s good faith opinion is of a competitively sensitive nature.

Section 7.04. Mutual Post-Closing Access to Information. On and after the Closing Date, each party hereto will afford promptly to the other party and its attorneys, accountants, advisors and other representatives reasonable access to its books of account, financial and other records (including accountant’s work papers), information, employees and auditors to the extent necessary or useful to such other party in connection with any audit, investigation, dispute or litigation or any other reasonable business purpose relating to the Purchased Assets, the Intellectual Property Licenses or the Transferred Employees or necessary to permit such other party to determine any matter relating to its rights and obligations hereunder; provided that any such access (i) shall not entitle a party to access information that the other party determines in good faith is of a competitively sensitive nature and (ii) shall not unreasonably interfere with the conduct of the business of the other party. The party seeking such access shall bear all of the out-of-pocket costs and expenses (including attorneys’ fees, but excluding reimbursement for general overhead, salaries and employee benefits) reasonably incurred in connection with the foregoing. The access provisions described in this Section 7.04 shall not apply to matters covered by the Collaboration Agreement, since such matters are dealt with by the access provisions therein.

Section 7.05. Confidentiality. Prior to the Closing Date and after any termination of this Agreement, each party hereto will, and will cause its Affiliates to, hold, and will use their reasonable efforts to cause their respective Representatives to hold, in confidence, unless compelled to disclose by judicial or administrative process or by other applicable laws, rules and regulations, all confidential documents and information concerning the other party (and its Affiliates) furnished to such party or its Affiliates or Representatives in connection with the transactions contemplated by the Transaction Documents, except to the extent that such information can be shown to have been (i) previously known on a nonconfidential basis by such party, (ii) in the public domain through no fault of such party or (iii) later lawfully acquired by such party from sources other than the other party; provided that such party may disclose such information to its Representatives in connection with the transactions contemplated by this Agreement so long as such Persons are informed by such party of the confidential nature of such information and are directed by such party to treat such information confidentially. Such party shall be responsible for any failure to treat such information confidentially by such Persons. The obligation of the parties to hold any such information in confidence shall be satisfied if they exercise the same care with respect to such information as they would take to preserve the confidentiality of their own similar information. If this Agreement is terminated, each of the parties will, and will cause its Affiliates to, and will use its reasonable efforts to cause its Representatives to, destroy or deliver to the other party, upon request, all documents and other materials, and all copies thereof, obtained by such party or its Affiliates or on their behalf from the other party in connection with the transactions contemplated by the Transaction Documents that are subject to such confidence.

Section 7.06. Novartis Stock Purchase Agreement. The parties hereby agree to amend the Novartis Stock Purchase Agreement by deleting in its entirety Section 6 thereof, effective as of the Closing.

Section 7.07. Certain Filings. The parties hereto shall cooperate with one another (i) in determining whether any action by or in respect of, or filing with,

any Governmental Body is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any Contracts, in connection with the transactions contemplated by the Transaction Documents and (ii) in taking such actions or making any such filings, furnishing information required in connection therewith and seeking timely to obtain any such actions, consents, approvals or waivers.

Section 7.08. Public Announcements. The parties hereto shall consult and agree with each other before issuing any press release or making any public statement with respect to the transactions contemplated by the Transaction Documents and, except for any press releases and public statements the making of which may be required by applicable law or regulation or any listing agreement with any national securities exchange, will not issue any such press release or make any such public statement prior to such consultation.

Section 7.09. Notices of Certain Events. Each of the parties hereto shall promptly notify the other of:

(a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by the Transaction Documents;

(b) any notice or other communication from any Governmental Body in connection with the transactions contemplated by the Transaction Documents; and

(c) any actions, suits, claims, investigations or proceedings commenced or threatened relating to the Syngenta Parties, Diversa or any of their respective Affiliates, as the case may be, that, if pending on the date of this Agreement, would have been required to have been disclosed in order for the representations and warranties contained in Article 3 and Article 4 of this Agreement to be complete, true and accurate in all material respects or that relate to the consummation of the transactions contemplated by the Transaction Documents.

ARTICLE 8
TAX MATTERS

Section 8.01. Tax Cooperation; Allocation of Taxes. (a) Each party hereto agrees to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information and assistance relating to the Research Activities and the Purchased Assets (including access to books and records) as is reasonably necessary for the filing of all Tax Returns, the making of any election relating to Taxes, the preparation for any audit by any Taxing Authority, and the prosecution or defense of any claim, suit or proceeding relating to any Tax. The parties hereto shall retain all books and records with respect to Taxes pertaining to the Purchased Assets for a period of at least six years following the Closing Date. On or after such period, each party shall provide the other with at least ten days prior written notice before destroying any such books and records, during which period the party receiving such notice can elect to take possession, at its own expense, of such books and records. The parties hereto shall cooperate with each other in the conduct of any audit or other proceeding relating to Taxes involving the Purchased Assets or the Research Activities.

(b)  All real property taxes, personal property taxes and similar ad valorem obligations levied with respect to the Purchased Assets for a taxable period which includes (but does not end on) the Closing Date (collectively, the “Apportioned Obligations”) shall be apportioned between the Syngenta Parties and Diversa based on the number of days of such taxable period included in the Pre-Closing Tax Period and the number of days of such taxable period after the Closing Date (the “Post-Closing Tax Period”). The Syngenta Parties shall be liable for the proportionate amount of such taxes that is attributable to the Pre-Closing Tax Period, and Diversa shall be liable for the proportionate amount of such taxes that is attributable to the Post-Closing Tax Period.

(c)  Apportioned Obligations shall be timely paid, and all applicable filings, reports and returns shall be filed, as provided by applicable law. The paying party shall be entitled to reimbursement from the non-paying party in accordance with Section 8.01. Upon payment of any such Apportioned Obligation, the paying party shall present a statement to the non-paying party setting forth the amount of reimbursement to which the paying party is entitled under Section 8.01 together with such supporting evidence as is reasonably necessary to calculate the amount to be reimbursed. The non-paying party shall make such reimbursement promptly but in no event later than 10 days after the presentation of such statement. Any payment not made within such time shall bear interest at a rate per annum equal to the Prime Rate as published in the Wall Street Journal, Eastern Edition, for each day until paid.

(d)  All excise, sales, use, value added, registration stamp, recording, documentary, conveyancing, franchise, property, transfer and similar Taxes, levies, charges and fees (collectively, “Transfer Taxes”) incurred in connection with the transactions contemplated by this Agreement shall be borne by the Syngenta Parties. The parties hereto shall cooperate with each other to minimize the Transfer Taxes attributable to the sale of the Purchased Assets, including by providing any necessary exemption certificates. Diversa shall (at no cost or further obligation to Diversa) take any steps reasonably requested by the Syngenta Parties to achieve that end (it being the expectation of the parties hereto that the appraised value of the Purchased Assets subject to such Transfer Taxes shall approximate TMRI’s net book value for such Purchased Assets).

ARTICLE 9
EMPLOYEE BENEFITS

Section 9.01. Employees and Offers of Employment. (a) The parties hereto shall mutually agree upon the TMRI Employees listed on Schedule 9.01 (to whom offers are to be made by Diversa in accordance with Section 9.01(b)) as promptly as practicable, and in any event within 30 days of the date of this Agreement, and the parties hereto may mutually agree to modify Schedule 9.01 (it being agreed that the number of employees listed on Schedule 9.01 will be sufficient to allow Diversa to satisfy its obligations in Section 9.01(b)). Schedule 9.01 shall not include those individuals listed on Schedule 3.11(a) whose names are highlighted (unless otherwise mutually agreed by the parties hereto).

(b)  Prior to the Closing, Diversa shall use commercially reasonable efforts to make sufficient offers to the scientist personnel on Schedule 9.01 (who are reasonably acceptable to Diversa) to lead to 59 hires by Diversa on the offer terms set forth below (all such employees who accept such offer of employment and commence employment with Diversa as of the Closing Date being referred to herein as the “Transferred Employees”). Such offers of employment by Diversa shall be conditional on the Closing of the transactions contemplated by the Transaction Documents and shall become effective on the Closing Date (or, in the case of Transferred Employees who are on disability, workers compensation or leave of absence, as soon as they are removed from disability or workers compensation status or return from leave). All such offers of employment shall be made by Diversa at no less than the salary or hourly wages and the target bonus as set forth in Schedule 3.11(a). The Syngenta Parties shall provide reasonable cooperation (without the need for payment of any money or incurrence of any other financial obligation) to assist Diversa in satisfying its obligations under the first sentence of this Section 9.01(b), and shall not (without the prior written consent of Diversa), on or prior to Closing, make offers to more than 41 TMRI Employees for transfer to Affiliates of the Syngenta Parties.

(c)  In addition, prior to Closing, Diversa shall offer to employ the following personnel (in addition to those listed on Schedule 9.01), and the Syngenta Parties shall provide reasonable cooperation to Diversa (without the need for payment of any money or incurrence of any other financial obligation) to enable Diversa to recruit prior to the Closing Date such personnel: (i) up to thirteen TMRI Employees in general administrative and support functions; (ii) three TMRI Employees for engineering; (iii) the President of TMRI who shall be offered the position of Diversa’s R&D Head of Technology Development; (iv) up to eleven TMRI Employees for general recruiting for scientific positions; and (v) at least two TMRI Employees (one of whom shall be the head of the program) engaged in the Syngenta Parties’ fungal control program. All such offers shall be made at not less than the salary or wages and the target bonus as provided by TMRI to Diversa prior to the offer of employment by Diversa being made (and which shall be no less than the salary or wages and target bonus of such employees set forth on Schedule 3.11(a)). All such offers shall be made only with the Syngenta Parties’ prior consent, not to be unreasonably withheld. Upon acceptance of offers by such recruited employees, such employees will also become Transferred Employees.

(d)  The Syngenta Parties shall terminate employment of all Transferred Employees effective as of the Closing Date, except as expressly provided in Section 9.05.

(e)  The Syngenta Parties agree to pay to Diversa, within thirty (30) days after Closing, half of the annual base salary of up to eleven TMRI Employees hired by Diversa for general recruiting for scientific positions as set forth in Section 9.01(c)(iv); provided that this obligation shall apply only to those individuals offered positions by Diversa prior to Closing and who become Transferred Employees.

Section 9.02. Employee Benefits Generally. The parties hereto shall cooperate in ensuring that employee benefit coverage for Transferred Employees prior to Closing is coordinated with such coverage provided on and after the Closing. For the one-year period beginning on the Closing Date, Diversa shall provide each Transferred Employee who remains employed with Diversa during such one-year period, with employee compensation and benefits that are substantially comparable to the compensation and employee benefits made available to such Transferred Employees immediately prior to the Closing Date in aggregate value; provided that Diversa shall not be obligated to provide to any such Transferred Employee participation in any defined benefit plan but shall make available to such Transferred Employees participation in its 401(k) plan and in its employee stock option plan at levels comparable to similar level Diversa employees (recognizing, for purposes of determining such level for each Transferred Employee, the work experience, skills, length of service and other relevant factors relating to such Transferred Employee). The Syngenta Parties shall provide Diversa with appropriate information regarding the employee benefits of the Transferred Employees to enable Diversa to determine whether the compensation and employee benefits it is offering to Transferred Employees are substantially comparable to the compensation and employee benefits made available to such employees by the Syngenta Parties immediately prior to the Closing Date.

Section 9.03. Syngenta Parties’ Employee Benefit Plans. (a) Except as expressly set forth in this Article 9, the Syngenta Parties shall retain all liabilities and obligations in respect of Transferred Employees under its employee benefit plans and neither Diversa nor any of its Affiliates shall have any liability with respect thereto. No assets or liabilities of any employee benefit plan of any Syngenta Party shall be transferred to, or assumed by, Diversa or any of its Affiliates or to any employee benefit plan of Diversa or any of its Affiliates in connection with any of the transactions contemplated by the Transaction Documents. No Transferred Employee shall accrue any benefit under the

Syngenta Parties’ employee benefit plans in respect of service with Diversa after the Closing Date.

(b)  The Syngenta Parties shall be responsible for medical expenses of all employees of the Syngenta Parties (including those employees who become Transferred Employees) provided that such expenses were incurred by such employees prior to the Closing Date regardless of whether payments are made after Closing. As of the Closing Date, any employee who is receiving benefits under the Syngenta Parties’ short-term disability program shall be deemed to be an employee of the Syngenta Parties until such time as such employee is no longer eligible for the Syngenta Parties’ short-term disability program. If at such time the employee is eligible for long-term disability benefits or disability retirement, the employee shall receive such benefits under the Syngenta Parties’ long-term disability program or pension plan.

Section 9.04. Diversa Benefit Plans. (a) Diversa shall be responsible for health and accident claims incurred on or after the Closing Date relating to Transferred Employees. With respect to each Transferred Employee, Diversa shall apply toward any deductible requirements and out-of-pocket maximum limits under its employee welfare benefit plans any amounts paid by each Transferred Employee under the Syngenta Parties’ welfare benefit plans during the current plan year.

(b)  Diversa shall recognize for purposes of participation, eligibility and vesting (but for vesting purposes, only in respect of vacation and severance benefits) under its employee benefit plans, the service of any Transferred Employee with the Syngenta Parties (or its predecessors) prior to the Closing Date.

(c)  Diversa shall, to the extent permitted by applicable laws and regulations, waive pre-existing condition requirements, evidence of insurability provisions, waiting period requirements or any similar provisions under any employee benefit plan or compensation arrangements maintained or sponsored by or contributed to by Diversa. To the extent that such employee benefit plans or compensation arrangements are provided through a contract with an insurance company or other third party, Diversa shall be deemed to have satisfied its obligation under this subsection if uses its reasonable best efforts to secure any relevant waivers from such insurance company or third party.

(d)  The Syngenta Parties shall be responsible for satisfying obligations under Section 601 et seq. of ERISA and Section 4980B of the Code, to provide continuation coverage to or with respect to any employee or other qualified beneficiary in accordance with applicable laws, rules and regulations with respect to any “qualifying event” occurring prior to the Closing Date. Diversa shall be responsible for satisfying obligations under Section 601 et seq. of ERISA and Section 4980B of the Code, to provide continuation coverage to or with respect to any Transferred Employee in accordance with applicable laws, rules and regulations with respect to any “qualifying event” which occurs on or after the Closing Date.

(e)  Diversa shall be responsible for all workers’ compensation benefits payable to Transferred Employees with respect to injuries to Transferred Employees occurring on or after the Closing Date.

(f)  Diversa shall indemnify, defend and hold Syngenta harmless from and against any Damages for severance liability suffered by Syngenta with respect to any TMRI Employee who does not become a Transferred Employee on the Closing and who, on or prior to the first anniversary of the Closing, becomes an employee of Diversa.

Section 9.05. Certain Transferred Employees. The parties recognize that certain Transferred Employees have existing stock appreciation rights with respect to American Depository Receipts of Novartis AG. In anticipation that such Transferred Employees may wish to remain on TMRI’s payroll for a limited period of time following the Closing Date, the parties agree that the employment of such Transferred Employees will be governed by the provisions of the Dual Employment Agreement between TMRI and Diversa dated as of the date hereof.

Section 9.06. Certain Liabilities. The Syngenta Parties shall be responsible for all accrued salary and hourly wages for all employees of the Syngenta Parties prior to the Closing Date, and Diversa shall be responsible for all accrued salary and hourly wages for all Transferred Employees arising on and after the Closing Date as a result of services provided by such employees to Diversa. The Syngenta Parties shall be responsible for all target bonuses to be paid to employees of the Syngenta Parties (other than the Transferred Employees) for the fiscal year in which the Closing occurs. With respect to a Transferred Employee, the Syngenta Parties shall pay in accordance with the terms of the applicable plans a pro rata portion of the target bonus for such fiscal year based on the number of days of service provided to the Syngenta Parties by such employee prior to (and including) the Closing Date. Diversa shall be obligated to pay to each Transferred Employee a pro rata portion of such fiscal year bonus (i) based on the number of days of service provided to Diversa by such employee after the Closing Date and (ii) based on the better (to such Transferred Employee) of (A) the target bonus applicable to such employee under TMRI’s bonus plan and (B) the bonus under the Diversa bonus plan applicable to such employee for such fiscal year.

Section 9.07. No Third Party Beneficiaries. No provision of this Article 9 shall create any third party beneficiary or other rights in any employee or former employee (including any beneficiary or dependent thereof) of the Syngenta Parties in respect of employment by or continued employment (or resumed employment) with either Diversa or any of its Affiliates and no provision of this Article 9 shall create any such rights in any such Persons in respect of any benefits that may be provided, directly or indirectly, under any employee benefit plan or any plan or arrangement which may be in effect or established by Diversa or any of its Affiliates.

ARTICLE 10
CONDITIONS TO CLOSING

Section 10.01. Conditions to Obligations of Diversa and Syngenta. The obligations of Diversa and the Syngenta Parties to consummate the Closing are subject to the satisfaction or waiver of the following conditions:

(a)  Any applicable waiting period under the HSR Act relating to the transactions contemplated hereby shall have expired or been terminated.

(b)  (i) No provision of any applicable law or regulation and no judgment, injunction, order or decree shall prohibit the consummation of the Closing, and (ii) there shall not be any Proceeding commenced or threatened to be commenced by a Governmental Body relating to any of the matters set forth in Section 7.01(c).

(c)  if approval by the stockholders of Diversa is required by the Nasdaq Rules, the issuance of the Shares, the Warrant and the Warrant Shares shall have been approved by the stockholders of Diversa.

Section 10.02. Conditions to Obligation of Diversa. The obligation of Diversa to consummate the Closing is subject to the satisfaction, or waiver by Diversa, of the following conditions:

(a)  (i) The Syngenta Parties shall have performed in all material respects all of their obligations hereunder required to be performed by them on or prior to the Closing Date, (ii) the representations and warranties of the Syngenta Parties contained in this Agreement and in any certificate or other writing delivered by the Syngenta Parties pursuant hereto shall be accurate in all respects as of the date of this Agreement and at and as of the Closing Date, as if made at and as of such date (except, in each case, as to such representations and warranties made as of a specific date, which shall have been accurate in all respects as of such date), in each case subject to only such exceptions as would not, individually or in the aggregate, reasonably be expected to have a TMRI Material Adverse Effect, and (iii) Diversa shall have received a certificate signed by the appropriate officers of the Syngenta Parties to the foregoing effect.

(b)  There shall not have been, since the date of this Agreement, any event, occurrence, development or state of circumstances or facts that has had or would reasonably be expected to have in the aggregate, a TMRI Material Adverse Effect.

(c) Diversa shall have received all documents it may reasonably request to evidence transfer of title of any of the Purchased Assets to Diversa.

Section 10.03. Conditions to Obligation of the Syngenta Parties. The obligation of the Syngenta Parties to consummate the Closing is subject to the satisfaction, or waiver by the Syngenta Parties, of the following conditions:

(a) (i) Diversa shall have performed in all material respects all of its obligations hereunder required to be performed by it on or prior to the Closing Date, (ii) the representations and warranties of Diversa contained in this Agreement and in any certificate or other writing delivered by Diversa pursuant hereto shall be accurate in all respects as of the date of this Agreement and at and as of the Closing Date, as if made at and as of such date (except, in each case, as to such representations and warranties made as of a specific date, which shall have been accurate in all respects as of such date), (A) in each case (other than Sections 4.04(c), 4.05, 4.06 (as to numbers of options, warrants or other securities of Diversa other than Diversa Common Stock) and 4.07) subject to only such exceptions as would not, individually or in the aggregate, reasonably be expected to have a Diversa Material Adverse Effect, and (B) in the case of Section 4.06 as to numbers of options, warrants or other securities of Diversa other than Diversa Common Stock, subject to only such exceptions as would not exceed 5% in the aggregate from such numbers of options, warrants or other securities of Diversa other than Diversa Common Stock reflected in Section 4.06, and (iii) the Syngenta Parties shall have received a certificate signed by the appropriate officers of Diversa to the foregoing effect.

(b) The Shares and the Warrant Shares shall have been approved for listing on the Nasdaq National Market, subject to official notice of issuance.

(c) There shall not have been, since the date of this Agreement, any event, occurrence, development or state of circumstances or facts that has had or would reasonably be expected to have, in the aggregate, a Diversa Material Adverse Effect.

ARTICLE 11
SURVIVAL; INDEMNIFICATION

Section 11.01. Survival. The representations and warranties of the Syngenta Parties contained in Article 3 of this Agreement and the representations and warranties of Diversa contained in Article 4 of this Agreement shall survive for a period of 18 months after the Closing. Notwithstanding the preceding sentence, any representation or warranty in respect of which indemnity may be sought under this Agreement shall survive the time at which it would otherwise terminate pursuant to the preceding sentence, if notice of the inaccuracy thereof giving rise to such right of indemnity shall have been given to the party against whom such indemnity may be sought prior to such time. The covenants and agreements of the parties contained in this Agreement shall survive until the expiration of the applicable statute of limitations (unless a specified period is set forth in this Agreement with respect to any such covenant or agreement, in which case such specified period will control with respect to such covenant or agreement).

Section 11.02. Indemnification. (a) Each Syngenta Party shall indemnify and hold harmless Diversa and its Affiliates (collectively, the “Diversa Indemnitees”) from and against any Damages incurred or suffered, directly or indirectly, by the Diversa Indemnitees arising out of or resulting from:

(i) any inaccuracy in any representation or warranty set forth in Article 3 of this Agreement (disregarding any “Material Adverse Effect” or other materiality qualifier contained in such representation or warranty);

(ii) any inaccuracy in any representation or warranty set forth in Article 3 of this Agreement as if such representation or warranty were made on and as of the Closing Date (disregarding any “Material Adverse Effect” or other materiality qualifier contained in such representation or warranty);

(iii) any breach or failure to comply with any covenant or agreement made or to be performed by the Syngenta Parties pursuant to this Agreement;

(iv) any Liability arising out of the Syngenta Parties’ failure to comply with any bulk transfer or bulk sales laws or regulations in connection with the transactions contemplated by the Transaction Documents;

(v) any Excluded Liability (other than (for purposes of this parenthetical, ignoring Section 3.07) any Liability arising from any matter that is covered or dealt with in clauses (i) through (iii) above, including by virtue of any applicable exception, qualifier, disclosed item, deductible or cap); or

(vi) any Liability arising under the WARN Act and/or any similar state law due to any termination and/or layoff of TMRI Employees by the Syngenta Parties.

(b) The Syngenta Parties shall not be liable for any Damages pursuant to clauses (i) or (ii) of Section 11.02(a) until the aggregate amount of Damages incurred or suffered by the Diversa Indemnitees under clauses (i) and (ii) exceeds $1,000,000, and then only to the extent of such excess, and the Syngenta Parties’ maximum liability for all Damages pursuant to clauses (i) and (ii) of Section 11.02(a) shall not exceed $15,000,000. The limitations of this Section 11.02(b)

shall not apply to (x) cases of fraud or willful misrepresentation or (y) clauses (iii) through (vi) of Section 11.02(a).

(c) Diversa shall indemnify and hold harmless the Syngenta Parties and their Affiliates (collectively, the “Syngenta Party Indemnitees”) from and against any Damages incurred or suffered, directly or indirectly, by the Syngenta Party Indemnitees arising out of or resulting from:

(i) any inaccuracy in any representation or warranty set forth in Article 4 of this Agreement (disregarding any “Material Adverse Effect” or other materiality qualifier contained in such representation or warranty);

(ii) any inaccuracy in any representation or warranty set forth in Article 4 of this Agreement as if such representation or warranty were made on and as of the Closing Date (disregarding any “Material Adverse Effect” or other materiality qualifier contained in such representation or warranty);

(iii) any breach or failure to comply with any covenant or agreement made or to be performed by Diversa pursuant to this Agreement; and

(iv) any Assumed Liability.

(d) Diversa shall not be liable for any Damages pursuant to clauses (i) or (ii) of Section 11.02(c) until the aggregate amount of Damages incurred or suffered by the Syngenta Party Indemnitees under clauses (i) and (ii) exceeds $1,000,000, and then only to the extent of such excess, and Diversa’s maximum liability for all Damages pursuant to clauses (i) and (ii) of Section 11.02(c) shall not exceed $15,000,000. The limitations of this Section 11.02(d) shall not apply to (x) fraud or willful misrepresentation or (y) clauses (iii) and (iv) of Section 11.02(c).

Section 11.03. Procedures. (a) The party seeking indemnification under Section 11.02 (the “Indemnified Party”) agrees to give prompt notice to the party against whom indemnity is sought (the “Indemnifying Party”) of the assertion of any claim or the commencement of any Proceeding in respect of which indemnity may be sought under Section 11.02 and will provide the Indemnifying Party such information with respect thereto that the Indemnifying may reasonably request. The failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent such failure shall have adversely prejudiced the Indemnifying Party.

(b) The Indemnifying Party shall be entitled to participate in the defense of any claim asserted by any third party (“Third Party Claim”) and, subject to the limitations set forth in this Article 11, shall be entitled to control and appoint lead counsel for such defense, in each case at its expense, by giving notice to the Indemnified Party within 30 days of obtaining notice under Section 11.03(b). Otherwise, control will be by the Indemnified Party at the expense of the Indemnifying Party.

(c) If the Indemnifying Party shall assume the control of the defense of any Third Party Claim in accordance with the provisions of this Section 11.03, (i) the Indemnifying Party shall obtain the prior written consent of the Indemnified Party (which shall not be unreasonably withheld) before entering into any settlement of such Third Party Claim, if the settlement does not release the Indemnified Party from all liabilities and obligations with respect to such Third Party Claim or the settlement imposes injunctive or other equitable relief against the Indemnified Party and (ii) the Indemnified Party shall be entitled to participate in the defense of such Third Party Claim and to employ separate counsel of its choice for such purpose. In such case, the fees and expenses of such separate counsel shall be paid by the Indemnified Party.

(d) Each party shall cooperate, and cause their respective Affiliates to cooperate, in the defense or prosecution of any Third Party Claim and shall furnish or cause to be furnished such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith.

Section 11.04. Calculation of Damages. (a) The amount of any Damages payable under Section 11.02 by the Indemnifying Party shall be net of any amounts actually recovered by the Indemnified Party under applicable insurance policies or from any other Person (other than the Indemnifying Party). If, subsequent to an indemnification payment by the Indemnifying Party, the Indemnified Party receives any amounts under applicable insurance policies or from any other Person for any Damages, then such Indemnified Party shall promptly reimburse the Indemnifying Party for any payment made or expense incurred by such Indemnifying Party in connection with providing such indemnification payment up to the amount received by the Indemnified Party, net of any expenses incurred by such Indemnified Party in collecting such amount.

(b) Except with respect to fraud or willful misrepresentation, the Indemnifying Party shall not be liable under Section 11.02 for any (1) consequential or punitive Damages or (2) Damages for lost profits.

Section 11.05. Assignment of Claims. If the Indemnified Party receives any payment from an Indemnifying Party in respect of any Damages pursuant to Section 11.02 and the Indemnified Party could have recovered all or a part of such Damages from a third party (a “Potential Contributor”) based on the underlying Claim asserted against the Indemnifying Party, the Indemnified Party shall assign such of its rights to proceed against the Potential Contributor as are necessary to permit the Indemnifying Party to recover from the Potential Contributor the amount of such payment; provided that the Indemnified Party shall not be required to assign any right to proceed against a Potential Contributor if the Indemnified Party determines in its reasonable discretion that such assignment would be materially detrimental to its reputation or future business prospects.

Section 11.06. Right of Set-Off. Diversa and the Syngenta Parties hereby agree that a party hereto may set-off any payment obligation or amount that it (or its Affiliate) owes to another party hereto (under any Transaction Document or otherwise) against any payment obligation or amount owed by such other party hereto to it (or its Affiliates) pursuant to and in accordance with this Article 11; it being understood that that no such amounts may be set-off until the claim arising under this Article 11 has been agreed or determined by a court of competent jurisdiction. For purposes of the foregoing, Damages incurred by a party or its Affiliate will be deemed to be incurred by the entity seeking to invoke the set-off without the need specifically to prove which entity incurred the Damages (so that mutuality for set-off purposes will be deemed satisfied). All amounts paid with respect to indemnity claims under this Agreement shall be treated by the parties hereto for all Tax purposes as purchase price adjustments, unless such payments are required to be treated differently by applicable laws, rules and regulations.

Section 11.07. Exclusivity. After the Closing, and except for claims based on fraud or willful misrepresentation, Section 11.02 will provide the exclusive remedy for any claim arising out of this Agreement or the transactions contemplated hereby; provided that this exclusive remedy for Damages does not preclude a party from bringing an action for specific performance or other equitable remedy to require a party to perform its obligations under this Agreement or any other Transaction Document. For the avoidance of doubt, the provisions of Article 11 apply only to this Agreement, and do not apply with respect to the respective rights and obligations of the parties under the other Transaction Documents.

ARTICLE 12
TERMINATION

Section 12.01. Grounds for Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by mutual written agreement of the Syngenta Parties and Diversa;

(b) by either the Syngenta Parties or Diversa if the Closing shall not have been consummated on or before the date that is six months after the date of this Agreement (the “Outside Date”); provided that the Outside Date shall be extended for a single additional period of time not to exceed four months if all other conditions to closing under Article 10 are satisfied or capable of then being satisfied and the sole reason that Closing has not occurred by the Outside Date is that the applicable waiting period under the HSR Act relating to the transactions contemplated hereby shall not have expired or been terminated on or before such date;

(c) by either the Syngenta Parties or Diversa if consummation of the transactions contemplated hereby would violate any final, nonappealable order, decree, injunction or judgment of any U.S. Governmental Body having competent jurisdiction;

(d) by Diversa, if the representations or warranties contained in Article 3 of this Agreement shall be inaccurate as of the date of this Agreement, or shall have become inaccurate as of a date subsequent to the date of this Agreement (as if made on such subsequent date), such that the condition set forth in Section 10.02(a)(ii) would not be satisfied as of the time such representation and warranty shall have become inaccurate (assuming the Closing Date were as of such time); provided, however, that if an inaccuracy in any representation or warranty contained in Article 3 is curable by the Syngenta Parties and the Syngenta Parties are continuing to exercise reasonable efforts to cure such inaccuracy, then Diversa may not terminate this Agreement under this Section 12.01(d) on account of such inaccuracy;

(e) by the Syngenta Parties, if the representations or warranties contained in Article 4 of this Agreement shall be inaccurate as of the date of this Agreement, or shall have become inaccurate as of a date subsequent to the date of this Agreement (as if made on such subsequent date), such that the condition set forth in Section 10.03(a)(ii) would not be satisfied as of the time such representation and warranty shall have become inaccurate (assuming the Closing Date were as of such time); provided, however, that if an inaccuracy in any representation or warranty contained in Article 4 is curable by Diversa and Diversa is continuing to exercise reasonable efforts to cure such inaccuracy, then the Syngenta Parties may not terminate this Agreement under this Section 12.01(e) on account of such inaccuracy; or

(f) if approval of the transactions contemplated hereby by Diversa’s stockholders is required by the Nasdaq Rules, then by either theSyngenta Parties or Diversa if this Agreement shall not have been approved and adopted at the Diversa Stockholder Meeting (orany adjournment thereof).

Section 12.02. Effect of Termination. The party desiring to terminate this Agreement pursuant to Section 12.01 shall give written notice of such termination to the other party, with such notice identifying the Section of 12.01 upon which the terminating party is relying and the facts and circumstances giving rise to the right of such party to terminate this Agreement. If this Agreement is terminated as permitted by Section 12.01, such termination shall be without liability of any party (or any stockholder, director, officer, employee, agent, consultant or representative of such party) to the other party to this Agreement; provided that if such termination shall result from the willful or intentional (i) failure of a party to fulfill a condition to the performance of the obligations of the other party, or (ii) breach by a party hereto of any representation or warranty or covenant contained herein, such party shall be fully liable for any and all Damages incurred or suffered by the other party as a result of such failure or breach. The provisions of Section 7.05, 13.03, 13.05, 13.06 and 13.07 shall survive any termination hereof pursuant to Section 12.01.

ARTICLE 13
MISCELLANEOUS

Section 13.01. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be given,

if to Diversa, to:

Diversa Corporation
4955 Directors Place
San Diego, California 92121
Attention: Karin Eastham
Fax: 858-526-5605

with a copy to:

Cooley Godward LLP
4401 Eastgate Mall
San Diego, California 92121
Attention: Carl R. Sanchez, Esq.
Fax: 858-550-6420

if to the Syngenta Parties, to:

Syngenta Participations AG
Schwarzwaldallee 215
CH-4002 Basel
Switzerland Attention: President
Fax: (41) 61-323-7571

with a copy to:

Davis Polk & Wardwell
450 Lexington Avenue
New York, New York 10017
Attention: Louis Goldberg, Esq.
Fax: (212) 450-3800

All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. in the place of receipt and such day is a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.

Section 13.02. Amendments and Waivers. (a) Any provision of this Agreement (or any Exhibit or Schedule hereto) may only be amended or waived if such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective.

(b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 13.03. Expenses. Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

Section 13.04. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto, except that (i) Diversa may transfer or assign, in whole or from time to time in part, to (A) one or more of its Affiliates, (B) to any Person who acquires all or substantially all of the assets of Diversa, or (C) to any Person who acquires 50% or more of the outstanding voting power of Diversa (whether by tender offer, stock purchase, merger or other business combination), the right to purchase all or a portion of the Purchased Assets, but no such transfer or assignment will relieve Diversa of its obligations hereunder and (ii) the Syngenta Parties may transfer or assign, in whole or from time to time in part, to one or more of their Affiliates (so long as such Affiliate is an “accredited investor” as defined in Rule 501(a) of the 1933 Act), the right to receive all or a portion of the Shares or the Warrant, but no such transfer or assignment will relieve the Syngenta Parties of their obligations hereunder.

Section 13.05. Governing Law. This Agreement shall be governed by and construed in accordance with the law of the State of New York, as applied to contracts to be performed fully within such state.

Section 13.06. Jurisdiction. Except as otherwise expressly provided in this Agreement, the parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in the United States District Court for the Southern District of New York or any New York State court sitting in New York City, provided that one of such courts shall have subject matter jurisdiction over such suit, action or proceeding, and that any cause of action arising out of this Agreement shall be deemed to have arisen from a transaction of business in the State of New York, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 13.01 shall be deemed effective service of process on such party.

Section 13.07. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 13.08. Counterparts; Third Party Beneficiaries. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other party hereto. No provision of this Agreement is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

Section 13.09. Entire Agreement. This Agreement and each of the other Transaction Documents constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement. There are no oral or written agreements, representations or warranties between the parties hereto relating to the subject matter hereof except as expressly set forth in the Transaction Documents.

Section 13.10. Bulk Sales Laws. Each party hereto hereby waives compliance by the Syngenta Parties with the provisions of any “bulk sales,” “bulk transfer” or similar laws or regulations.

Section 13.11. Captions. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

Section 13.12. Interpretation. Unless the context otherwise requires, (i) “or” is disjunctive but not necessarily exclusive, (ii) “will” shall be deemed to have the same meaning as the word “shall” and (iii) words in the singular include the plural and vice versa. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not so followed. All references to “$” or dollar amounts are to lawful currency of the United States of America, unless otherwise expressly stated.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

SYNGENTA PARTICIPATIONS AG

By:	/s/ Adrian C. Dubock
Name: Adrian C. Dubock
Title: Head: Mergers & Acquisitions, Ventures and Licensing

By:	/s/ Marian T. Flattery
Name: Marian T. Flattery
Title: Head of Global Intellectual Property

TORREY MESA RESEARCH INSTITUTE

By:	/s/ Adrian C. Dubock
Name: Adrian C. Dubock
Title: Attorney in fact

DIVERSA CORPORATION

By:	/s/ Jay M. Short
Name: Jay M. Short
Title: CEO

EXHIBIT B

ASSIGNMENT AND ASSUMPTION AGREEMENT

ASSIGNMENT AND ASSUMPTION AGREEMENT, dated as of [  ] between Torrey Mesa Research Institute, a Delaware corporation (“TMRI”) and Diversa Corporation, a Delaware corporation (“Diversa”).

W I T N E S S E T H :

WHEREAS, Diversa, TMRI and Syngenta Participations AG (“SPARTAG”) have concurrently herewith, among other things, consummated the purchase by Diversa of the Purchased Assets pursuant to the terms and conditions of the Transaction Agreement dated as of December 3, 2002 among Diversa, TMRI and SPARTAG (the “Transaction Agreement”; terms defined in the Transaction Agreement and not otherwise defined herein being used herein as therein defined);

WHEREAS, pursuant to the Transaction Agreement, Diversa has agreed to assume certain liabilities and obligations of TMRI and its Affiliates with respect to the Purchased Assets or the Research Activities;

NOW, THEREFORE, in consideration of the sale of the Purchased Assets and in accordance with the terms of the Transaction Agreement, Diversa and TMRI agree as follows:

1. (a) TMRI does hereby sell, transfer, assign and deliver (on a “where is” basis) to Diversa, good and valid title to the Purchased Assets; provided that no sale, transfer, assignment or delivery shall be made of any Purchased Asset if an attempted sale, assignment, transfer or delivery, without the consent of a third party, would constitute a breach or other contravention with respect to the Purchased Assets or in any way adversely affect the rights of Diversa thereunder.

(b) Diversa does hereby accept good and valid title to all of the Purchased Assets and Diversa hereby assumes and agrees to pay, perform and discharge promptly and fully when due all of the Assumed Liabilities and to perform all of the obligations to be performed under the Contracts, except to the extent obligations or liabilities thereunder constitute Excluded Liabilities.

2. This Agreement shall be governed by and construed in accordance with the law of the State of New York, without regard to the conflicts of law rules of such state.

3. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

1

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

TORREY MESA RESEARCH INSTITUTE

By:
Name:
Title:

DIVERSA CORPORATION

By:
Name:
Title:

2